UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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NiSource, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NiSource Inc.
801 E. 86th Avenue • Merrillville, IN 46410 • (877) 647-5990

NOTICE OF ANNUAL MEETING

April 1, 2011

To the Holders of Common Stock of NiSource Inc.:

The annual meeting of the stockholders (the “Annual Meeting”) of NiSource Inc. (the “Company”) will be held at The Hilton Rosemont Chicago O’Hare, 5550 N. River Road, Rosemont, IL 60018 on Tuesday, May 10, 2011, at 10:00 a.m., local time, for the following purposes:

(1)	To elect ten directors to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed;

(2)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year 2011;

(3)	To consider an advisory vote on executive compensation;

(4)	To consider an advisory vote on the frequency of the advisory vote on executive compensation; and

(5)	To consider a stockholder proposal regarding stockholder action by written consent.

All persons who are stockholders of record at the close of business on March 15, 2011 will be entitled to vote at the Annual Meeting.

Please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing, dating and mailing the enclosed proxy card. You may also vote by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the Annual Meeting, you may vote in person, even if you have previously submitted a proxy.

In order to help us arrange for the Annual Meeting, if you plan to attend the Annual Meeting, please so indicate in the space provided on the proxy card or respond when prompted on the telephone or through the Internet.

PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET OR BY PROMPTLY
MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD.

Gary W. Pottorff
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be Held on May 10, 2011

The Proxy Statement and 2010 Annual Report to Stockholders
are available at http://ir.nisource.com/annuals.cfm

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of the Company. The common stock, $.01 par value per share, of the Company represented by the proxy will be voted as directed. If you return a signed proxy card without indicating how you want to vote your shares, the shares represented by the accompanying proxy will be voted as recommended by the Board of Directors “FOR” all of the nominees for director; “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2011; “FOR” approval of the compensation of the Company’s named executive officers; for the “ANNUALLY” advisory vote on executive compensation; and “AGAINST” the stockholder proposal to permit action by written consent of stockholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all stockholders entitled to vote thereon were present and voting (the “Stockholder Action by Written Consent Proposal”).

This proxy statement and form of proxy are first being sent to stockholders on April 1, 2011. The Company will bear the expense of this solicitation. The original solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail and personal solicitation by officers, employees, and agents of the Company or its affiliates. To aid in the solicitation of proxies, the Company has retained Phoenix Advisory Partners for a fee of $9,500 plus reimbursement of expenses. The Company also will request brokerage houses and other nominees and fiduciaries to forward proxy materials, at the Company’s expense, to the beneficial owners of stock held of record by such persons.

Who May Vote

The close of business on March 15, 2011 is the date for determining stockholders entitled to notice of and to vote at the Annual Meeting. As of March 15, 2011, 279,580,251 shares of common stock were issued and outstanding. Each share of common stock outstanding on that date is entitled to one vote on each matter presented at the Annual Meeting.

Voting Your Proxy

If you are a stockholder of record (that is, if you hold shares of common stock of the Company in your own name), you may vote your shares by proxy using any of the following methods:

•	Telephoning the toll-free number listed on the proxy card;

•	Using the Internet site listed on the proxy card; or

•	Marking, dating, signing and returning the enclosed proxy card.

If your shares are held by a broker, bank or other nominee in “street name,” you will receive voting instructions from that entity, the “record holder,” that you must follow in order to have your shares of common stock voted at the Annual Meeting. If your shares are held by a broker or other nominee and you or any other person entitled to vote those shares does not provide the broker or other nominee with instructions as to how to vote such shares, that broker or nominee will only be able to vote your shares on the matters for which the broker or other nominee has discretionary authority. Brokers and most other nominees will have discretionary authority to vote your shares of common stock only with regard to the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2011. We do not believe that brokers and most other nominees will have discretionary authority to vote your shares with respect to the election of directors, the advisory vote on executive compensation, the advisory vote on frequency of the advisory vote on executive compensation or the Stockholder Action by Written Consent Proposal. Therefore, it is important that you instruct your broker or other nominee how to vote your shares.

If you hold your shares in the Company’s 401(k) plan administered by Fidelity Investments, you will need to vote your shares by one of the methods discussed in this Proxy Statement in order to have your vote counted. Fidelity will not exercise any voting discretion over the shares held in your 401(k) account. If you fail to vote by returning a completed proxy card, or by telephone or through the Internet, your shares held through Fidelity will not be voted.

If you are a stockholder of record and plan to attend the Annual Meeting, please so indicate when you vote, so that the Company may send you an admission ticket and make the necessary arrangements. Stockholders who plan to attend the meeting must present picture identification along with an admission ticket or evidence of current beneficial ownership.

Voting in Person

You also may come to the Annual Meeting and vote your shares in person by obtaining and submitting a ballot that will be provided at the meeting. However, if your shares are held in street name by a broker, bank or other nominee, including Fidelity Investments as administrator of the Company’s 401(k) plan, then in order to be able to vote at the meeting, you must obtain a proxy, executed in your favor, from the institution that is the holder of record of your shares, indicating that you were the beneficial owner of the shares on March 15, 2011, the record date for voting, and that the record holder is giving you the proxy to vote the shares.

Votes cast in person or represented by proxy at the meeting will be tabulated by the inspectors of election. Abstentions will have the same effect as a vote against a proposal, except for the proposal to elect directors and the proposal relating to the frequency of the advisory vote on executive compensation, as to which abstentions will have no effect.

Revoking Your Proxy

You may revoke your proxy at any time before a vote is taken or the authority granted is otherwise exercised. To revoke a proxy, you may send to the Company’s Corporate Secretary a letter indicating that you want to revoke your proxy or you can supersede your initial proxy by (i) delivering to the Corporate Secretary a duly executed proxy bearing a later date, (ii) voting by telephone or through the Internet on a later date, or (iii) attending the meeting and voting in person. Attending the Annual Meeting will not in and of itself revoke a proxy.

Quorum for the Meeting

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. The inspectors of election appointed for the Annual Meeting will determine whether or not a quorum is present. The inspectors of election will treat abstentions and broker non-votes as present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not have authority to vote the shares and has not received instructions from the beneficial owner as to how the beneficial owner would like the shares to be voted.

PROPOSAL I — ELECTION OF DIRECTORS

At the recommendation of the Corporate Governance Committee, the Board of Directors has nominated the persons listed below to serve as directors, each for one year terms, beginning at the Annual Meeting on May 10, 2011 and running until the 2012 Annual Meeting. The nominees include nine independent directors, as defined in the applicable rules of the New York Stock Exchange (“NYSE”), and the President and Chief Executive Officer of the Company. The nominees do not include Dennis E. Foster, who is currently serving as Director, due to his intention to retire from the Board of Directors at the conclusion of his current term. The Board of Directors does not anticipate that any of the nominees will be unable to serve, but if any nominee is unable to serve, the proxies will be voted in accordance with the judgment of the person or persons acting thereunder.

All of the nominees currently serve on the Board of Directors.

The following chart gives information about all nominees (each of whom has consented to being named in the proxy statement and to serving if elected). The dates shown for service as a director include service as a director of the corporate predecessors of NiSource Inc. (incorporated in Indiana) and Northern Indiana Public Service Company.

Vote Required

In order to be elected, each nominee must receive more votes cast in favor of his or her election than against election. Broker non-votes will not be voted with respect to the election of directors and therefore will have no effect on the vote. Abstentions will have no effect on the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

Name, Age and Principal Occupations	Has Been a
for Past Five Years and Present Directorships Held	Director Since

Richard A. Abdoo, 67	2008
Since May 2004, Mr. Abdoo has been President of R.A. Abdoo & Co. LLC, Milwaukee, Wisconsin, an environmental and energy consulting firm. Prior thereto, Mr. Abdoo was Chairman and Chief Executive Officer of Wisconsin Energy Corporation from 1991 until his retirement in April 2004. He also served as President of Wisconsin Energy Corporation from 1991 to April 2003. Mr. Abdoo is a director of A.K. Steel Corporation and ZBB Energy Corp.

By virtue of his former positions as chairman and chief executive officer of a large electric and gas utility holding company, as well as his current positions as director of one other energy-related company and a steel maker that is a major user of energy, Mr. Abdoo has extraordinary expertise and experience with the issues facing the energy industry in general and public utilities in particular. As a former chief executive officer, Mr. Abdoo understands well the issues facing executive management of a major corporation. Mr. Abdoo’s credentials as a registered professional engineer in several states allow him to offer a unique technical perspective on certain issues under consideration by the board. As a long-time champion of humanitarian and social causes, including on behalf of the Lebanese-American community, Mr. Abdoo brings expertise and understanding with respect to social issues confronting the Company. His commitment to and work on behalf of social causes earned him the Ellis Island Medal of Honor, presented to Americans of diverse origins for their outstanding contributions to their own ethnic groups and to American society.

Steven C. Beering, 78	1986
Member of the National Science Board, the governing board of the National Science Foundation, Washington, D.C., an independent Federal agency that promotes the progress of science. He is also President Emeritus of Purdue University, West Lafayette, Indiana.

Dr. Beering’s years of experience as president of a major research university and his current role as member of the National Science Board provide him with valuable expertise regarding the technical issues facing the Company, as well as the challenges of managing a large institution. As a result of his years of utility board service, Dr. Beering also has a deep understanding of the energy industry generally, the specific service territory and the particular issues the company has addressed in the past and currently addresses. His tenure as a director of the Company further allows him to provide a perspective that brings balance and stability to the board.

Michael E. Jesanis, 54	2008
Since November 2007, Mr. Jesanis has been a principal with Serrafix, Boston, Massachusetts, a firm providing energy efficiency consulting and implementation services, principally to municipalities. From July 2004 through December 2006, Mr. Jesanis was President and Chief Executive Officer of National Grid USA, a natural gas and electric utility, and a subsidiary of National Grid plc, of which Mr. Jesanis was also an Executive Director. Prior to that, Mr. Jesanis was Chief Operating Officer of National Grid USA from January 2001 to July 2004. Mr. Jesanis is a director of Ameresco, Inc.

By virtue of his former positions as president and chief executive officer, chief operating officer and, prior thereto, chief financial officer of a major electric and gas utility holding company, as well as his current role with an energy efficiency consulting firm, Mr. Jesanis has extraordinarily broad and deep experience with regulated utilities. He has strong financial acumen and extensive managerial experience, having led modernization efforts in the areas of operating infrastructure improvements, customer service enhancements and management-team development. Mr. Jesanis also demonstrates a commitment to education as the former chair of the board of a college and a current trustee (and chair of the audit committee) of a university. As a result of his former senior managerial roles and his non-profit board service, Mr. Jesanis also has particular expertise with board governance issues.

Name, Age and Principal Occupations	Has Been a
for Past Five Years and Present Directorships Held	Director Since

Marty R. Kittrell, 54	2007
In February, 2011, Mr. Kittrell retired as Executive Vice President & Chief Financial Officer of Dresser, Inc., Addison, Texas, after serving in that capacity since December 2007. Dresser, a worldwide leader in providing highly engineered products for the global energy industry, was acquired by General Electric in February 2011. Upon his retirement from Dresser, Mr. Kittrell entered into an exclusive consulting arrangement with General Electric to assist with transition and integration. Prior to joining Dresser, Mr. Kittrell was Executive Vice President and Chief Financial Officer of Andrew Corporation from October 2003 to December 2007.

Mr. Kittrell brings to the board over 25 years of experience as a chief financial officer. He has served in the role of chief financial officer at several public companies. As a result of this experience, he has significant expertise with financial reporting issues facing the Company, including SEC reporting, and Sarbanes-Oxley internal control design and implementation. His recent position with a company that supplies infrastructure products to the energy industry gives Mr. Kittrell a particular familiarity with the issues facing the Company’s gas transmission and storage and gas distribution businesses. Mr. Kittrell also has extensive experience with mergers and acquisitions and capital markets transactions. He formerly practiced accounting with a national accounting firm and is an active member of the AICPA, the National Association of Corporate Directors, and Financial Executives International. Mr. Kittrell also shows a commitment to education through his service on the board of trustees of a university.

W. Lee Nutter, 67	2007
Prior to his retirement in 2007, Mr. Nutter was Chairman, President and Chief Executive Officer of Rayonier, Inc., Jacksonville, Florida, a leading supplier of high performance specialty cellulose fibers and owner of timberlands and other higher value land holdings. Mr. Nutter was elected director of Rayonier, Inc. in 1996. He is also a director of Republic Services Inc. and the non-executive Chairman of J.M. Huber Corporation. He is also a member of the Advisory Board at the University of Washington Foster School of Business.

Mr. Nutter’s former positions as chairman and chief executive officer of a forest products company, and his current positions as director of one company engaged in waste management and another involved in the forest products and energy industries, give him a particular familiarity with the issues involved in managing natural resources. These issues include compliance with environmental laws and exercising responsible environmental stewardship. Mr. Nutter also has an extensive background and familiarity in human resource and compensation issues, which complements well his service as chair of the Company’s Officer Nomination and Compensation Committee. In addition, as a former chief executive officer, Mr. Nutter understands how to address the complex issues facing major corporations.

Name, Age and Principal Occupations	Has Been a
for Past Five Years and Present Directorships Held	Director Since

Deborah S. Parker, 57	2007
Since April 2008, Ms. Parker has been President and Chief Executive Officer of International Business Solutions, Inc. (“IBS”), Washington, D.C. IBS provides strategic planning and consulting services to profit and not-for-profit organizations. Before joining IBS, Ms. Parker was Executive Vice President and Chief Operations Officer of the National Urban League from July 2007 through April 2008. Prior thereto, Ms. Parker served in numerous operating positions, including Vice President of Global Quality at Ford Motor Company. During her tenure at Ford, Ms. Parker also served as Chief Executive Officer and Group Managing Director at Ford Motor Company of Southern Africa (Pty) Ltd.from September 2001 to December 2004. Ms. Parker is also National Trustee, Boys and Girls Club of America.

Ms. Parker brings a unique combination of community development and industrial management experience to the board. As Chief Executive Officer of a consulting firm and Chief Operating Officer of a national civil rights organization dedicated to economic empowerment of historically underserved urban communities, Ms. Parker brings expertise and understanding with respect to the social and economic issues confronting the Company and the communities it serves. As a result of her 23-year career at a global manufacturing company, Ms. Parker has extensive experience managing industrial operations, including turning around several struggling business units, finding innovative solutions to management/union issues, implementing quality control initiatives and rationalizing manufacturing and inventory. This experience positions her well to provide valuable insights on the Company’s operations and processes, as well as on social issues confronting the Company.

Ian M. Rolland, 77	1978
Chairman of the Board since November 2006. Prior to his retirement in 1998, Mr. Rolland served as Chairman and Chief Executive Officer of Lincoln National Corporation, Ft. Wayne, Indiana, a provider of financial products and services. Mr. Rolland is on the board of advisors of CID Partners.

Mr. Rolland’s 21 years of experience as chief executive officer of a diversified financial services company, together with his past and current service on other boards of directors, including a major financial institution, a petroleum equipment company and a national corporate child care solution provider, provide him with a deep understanding of the challenges facing a major corporation and, particularly those involving finances and financial reporting. Mr. Rolland’s distinguished career, including his service as chair of a national insurance council and a national insurance association, as well as president of a national actuarial society, gives him a deep understanding of governance issues, organizational leadership, risk management and insurance matters. His tenure on the board further gives him a unique understanding of the Company and its evolution and growth, and allows him to provide a perspective that brings balance and stability to the board. His dedication and commitment to charitable and social causes is demonstrated through his past and present service on numerous non-profit boards which gives him an understanding of many of the social issues facing the Company. His services as a lifetime trustee and former chair of the Indiana chapter of The Nature Conservancy, a global conservation organization, provides him a deep understanding of the environmental issues affecting the Company.

Name, Age and Principal Occupations	Has Been a
for Past Five Years and Present Directorships Held	Director Since

Robert C. Skaggs, Jr., 56	2005
Chief Executive Officer (“CEO”) of the Company since July 2005. President of the Company since October 2004. Prior thereto, Mr. Skaggs served as Executive Vice President, Regulated Revenue from October 2003 to October 2004, President of Columbia Gas of Ohio, Inc. from February 1997 to October 2003; President of Columbia Gas of Kentucky, Inc. from January 1997 to October 2003; President of Bay State Gas Company and Northern Utilities from November 2000 to October 2003; and President of Columbia Gas of Virginia, Inc., Columbia Gas of Maryland, Inc. and Columbia Gas of Pennsylvania, Inc. from December 2001 to October 2003.

The board believes it is important that the Company’s Chief Executive Officer serve on the board. Mr. Skaggs has a unique understanding of the challenges and issues facing the Company. During his nearly 30 years with the Company, he has served in a variety of positions across the organization, including the legal and finance departments, president of a number of our gas distribution subsidiaries, executive vice president, Regulated Revenue, where he was responsible for developing regulatory strategies and leading external relations across all of our energy distribution markets, as well as our interstate pipeline system. He also led regulated commercial activities, including large customer and marketer relations, and energy supply services, as well as federal governmental relations. This wide and deep experience provides an incomparable knowledge of the Company’s operations, our markets and our people. Over the course of his career, Mr. Skaggs has been involved in a wide array of community-based organizations as well as a number of industry organizations, further providing him with a valuable perspective on the communities the Company serves and the issues facing our industry. He served as Chairman of the American Gas Association in 2010.

Richard L. Thompson, 71	2004
Prior to his retirement in 2004, Mr. Thompson was Group President, Caterpillar Inc., Peoria, Illinois, a leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. Mr. Thompson also is a director of Gardner Denver, Inc. and Chairman of the Board of Lennox International, Inc.

In his prior role as group president of a large, publicly traded manufacturing company, Mr. Thompson had responsibility for its gas turbine and reciprocating engine business, as well as research and development activities. By virtue of this and prior positions, and his current directorships at two other companies serving the energy and utility industries, Mr. Thompson possesses significant experience in energy issues generally and gas turbine electric power generation and natural gas pipeline compression in particular. He is a graduate electrical engineer with experience in electrical transmission system design and generation system planning. This experience provides Mr. Thompson a valuable understanding of technical issues faced by the Company.

Name, Age and Principal Occupations	Has Been a
for Past Five Years and Present Directorships Held	Director Since

Carolyn Y. Woo, 56	1998
Martin J. Gillen Dean and Ray and Milann Siegfried Professor of Entrepreneurial Studies, Mendoza College of Business, University of Notre Dame, Notre Dame, Indiana. Dr. Woo also is a director of AON Corporation and was a director of Circuit City, Inc. until 2009.

Dr. Woo’s role as dean of a major business school and her experience as a professor of entrepreneurship provide her a deep understanding of business principles and extensive expertise with management and strategic planning issues. Through her current and previous service on the boards of directors, audit committees and compensation committees of a number of public companies, including a global reinsurance and risk management consulting company, a pharmaceutical distribution company, an international automotive manufacturer, a financial institution and a major electronics retailer, Dr. Woo has developed an excellent understanding of corporate governance, internal control, financial and strategic analysis and risk management issues. Her responsibilities as dean of a major business school also provide her familiarity with the issues of managing a large organization. Dr. Woo is a leader in the areas of corporate social responsibility and sustainability, which adds an important perspective to the Company. She is also a current and past board member of several non-profit organizations, including an international relief organization, a global business school accreditation organization, leadership development organizations and an educational organization. This commitment to social and educational organizations provides Dr. Woo with an additional important perspective on the various community and social issues confronting the Company in the various communities that the Company serves.

CORPORATE GOVERNANCE

Director Independence

For many years, a substantial majority of the Company’s Board of Directors (the “Board”) has been comprised of “independent” directors. In order to assist the Board in making its determination of director independence, the Board has adopted categorical standards of independence consistent with the standards contained in Section 303A.02(b) of the NYSE Corporate Governance Listing Standards. The Company’s categorical standards of independence are listed in the Company’s Corporate Governance Guidelines, a copy of which can be found on the Company’s website at http://ir.nisource.com/governance.cfm.

The Board has affirmatively determined that all of the members of the Board (except Mr. Skaggs) and all nominees (except Mr. Skaggs) are “independent directors” as defined in Section 303A.02(b) of the NYSE Listing Standards and meet the standards for independence set by the Board.

Executive Sessions of Non-Management Directors

To promote open discussion among the non-management directors, the Board of Directors schedules regular executive sessions at meetings of the Board and each of the Board’s Committees. All non-management directors are also members of the Corporate Governance Committee. The non-management members met separately from management five times in 2010. Mr. Ian M. Rolland, the Chairman of the Board, serves as lead, or presiding director at the executive sessions of the non-management directors. All of the non-management members are “independent” directors.

Communications with the Board and Non-Management Directors

Stockholders and other interested persons may communicate any concerns they may have regarding the Company as follows:

•	Communications to the Board may be made to the Board generally, any director individually, the non-management directors as a group or the lead director of the non-management group in the event one is chosen, by writing to the following address:

NiSource Inc.
Attention: [Board of Directors]/[Board
Member]/[Non-management Directors]/[Lead Director]
c/o Corporate Secretary
801 East 86th Avenue
Merrillville, Indiana 46410

•	The Audit Committee has approved procedures with respect to the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters. Communications regarding such matters may be made by contacting the Company’s Ethics and Compliance Officer at ethics@nisource.com, calling the business ethics hotline at 1-800-457-2814, or writing to:

NiSource Inc.
Vice President, Ethics and Compliance
801 East 86th Avenue
Merrillville, Indiana 46410

Code of Business Conduct

The Board of the Company has adopted a Code of Business Conduct (the “Code”) to promote (i) ethical behavior including the ethical handling of conflicts of interest, (ii) full, fair, accurate, timely and understandable financial disclosure, (iii) compliance with applicable laws, rules and regulations, (iv) accountability for adherence to the Code and (v) prompt internal reporting of violations of the Code. The Code satisfies applicable Securities and Exchange Commission (“SEC”) and NYSE requirements and applies to all directors, officers (including the Company’s principal executive officer, principal financial officer, and principal accounting officer and controller) and employees of the Company and its affiliates. A copy of the Code is available on the Company’s website at

http://ir.nisource.com/governance.cfm and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary.

Any waiver of the Code for any director, Section 16 officer or senior executive may be made only by the Audit Committee of the Board and must be promptly disclosed to the extent and in the manner required by the Securities and Exchange Commission or the NYSE and posted on the Company’s website. No waivers have been granted under the Code.

Corporate Governance Guidelines

The Corporate Governance Committee is responsible for reviewing and reassessing the Corporate Governance Guidelines periodically and will submit any recommended changes to the Board for its approval. A copy of the Corporate Governance Guidelines can be found on the Company’s website at http://ir.nisource.com/governance.cfm and will be provided to any stockholder who requests it in writing from the Company’s Corporate Secretary.

Board Leadership Structure and Risk Oversight

The Company’s Corporate Governance Guidelines state that the Company should remain free to configure leadership of the Board in the way that best serves the Company’s interests at the time and, accordingly, the Board has no fixed policy with respect to combining or separating the offices of Chairman and Chief Executive Officer. If the Chairman is not an independent director, the Board will choose a lead director to serve as chair of the Corporate Governance Committee and as the presiding director for purposes of the NYSE rules.

Since late 2006, the offices of Chairman and Chief Executive Officer of the Company have been held by different individuals, with the Chairman being an independent director. In deciding to separate the offices, the Board believed that having a director with a long tenure serve as Chairman would help ensure continuity and stability during a transition period between Chief Executive Officers. The Board believes that the independent chair arrangement continues to serve the Company well.

The Board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with operations, credit, energy supply, financing and capital investments. The Board administers its oversight function through utilization of its various committees, as well as through a Risk Management Committee, consisting of members of the Company’s senior management, which is responsible for the risk management process. The Audit Committee discusses with management and the independent auditor the effect of regulatory and accounting initiatives on the Company’s financial statements and is responsible for overseeing the risk management program generally. In addition, the Finance Committee, Officer Nomination and Compensation Committee and the Environmental, Safety and Sustainability Committee are each charged with overseeing the risks associated with their respective areas of responsibility. The Audit Committee receives regular updates on the activities of the Risk Management Committee and any significant policy breach.

Meetings and Committees of the Company’s Board of Directors

The Board met six times during 2010. Each director attended at least 82% of the combined total number of the Company’s Board meetings and the meetings of the committees of which he or she was a member. Pursuant to the Company’s Corporate Governance Guidelines, all directors are expected to attend the Annual Meeting. All incumbent directors attended the 2010 Annual Meeting of Stockholders.

The Board has established five standing committees to assist the Board in carrying out its duties: the Audit Committee; the Corporate Governance Committee; the Environmental, Safety and Sustainability Committee (“ES&S”); the Finance Committee; and the Officer Nomination and Compensation Committee (“ON&C”). The following table shows the composition of each Board committee during 2010. Mr. Skaggs does not serve on any committee.

Corporate
Director	Audit		Governance	ES&S		Finance		ON&C
Richard A. Abdoo			X	X		X		X
Steven C. Beering	X		X	X				X
Dennis E. Foster	X	*	X			X
Michael E. Jesanis	X		X	X		X
Marty R. Kittrell	X		X			X
W. Lee Nutter			X	X		X		X	*
Deborah S. Parker			X	X		X		X
Ian M. Rolland	X		X *
Richard L. Thompson	X		X			X	*
Carolyn Y. Woo	X		X	X	*			X

*	Chairperson

Audit Committee

The Audit Committee met nine times in 2010. Among other things, the Audit Committee is responsible for monitoring:

•	integrity of the Company’s financial statements;

•	the independent auditors’ qualifications and independence;

•	performance of the Company’s internal audit function and the independent auditors; and

•	compliance by the Company with legal and regulatory requirements.

The charter for the Audit Committee can be found on the Company’s website at http://ir.nisource.com/governance.cfm and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary.

The Board has determined that all of the members of the Audit Committee are independent as defined under the applicable NYSE and SEC rules and meet the additional independence standard set forth in the Corporate Governance Guidelines. The Audit Committee has reviewed and approved the independent registered public accountants, both for 2010 and 2011, and the fees relating to audit services and other services performed by them.

For more information regarding the Audit Committee, please see “Audit Committee Report” below.

Corporate Governance Committee

The Corporate Governance Committee met five times in 2010. The Committee is responsible for:

•	nomination and compensation of directors;

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommending to the Board director nominees for election at the next annual meeting of the stockholders;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company; and

•	overseeing the evaluation of the performance of the Board and CEO.

Pursuant to the Corporate Governance Guidelines, the Committee, with the assistance of the Company’s staff, reviews the amount and composition of director compensation from time to time and makes recommendations to the Board when it concludes changes are needed. The Committee is also responsible for evaluating the performance of the CEO and his direct executive reports. The Committee reviews and approves the Company’s goals and objectives relevant to the CEO and his direct reports and evaluates their performance in light of those goals and objectives and after receiving input from the Board. The Chair of the Committee reports the Committee’s findings to the Officer Nomination and Compensation Committee, which uses these findings to set the compensation of the CEO and his direct reports.

The Committee identifies and screens candidates for director and makes its recommendations for director to the Board as a whole. The Committee has the authority to retain a search firm to help it identify director candidates to the extent it deems necessary or appropriate. Based on the Committee’s recommendations, the Board as a whole selects the candidates for director. In considering candidates for director, the Committee considers the nature of the expertise and experience required for the performance of the duties of a director of a company engaged in the Company’s businesses, as well as each candidate’s relevant business, academic and industry experience, professional background, age, current employment, community service and other Board service. Pursuant to the Corporate Governance Guidelines, the Committee also considers the racial, ethnic and gender diversity of the Board. The Committee seeks to identify and recommend candidates with a reputation for and record of integrity and good business judgment who: (1) have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated, (2) are effective in working in complex collegial settings, (3) are free from conflicts of interest that could interfere with a director’s duties to the Company and its stockholders and (4) are willing and able to make the necessary commitment of time and attention required for effective Board service. The Committee also takes into account the candidate’s level of financial literacy. The Committee monitors the mix of skills and experience of the directors in order to assess whether the Board has the necessary tools to perform its oversight function effectively. The Committee also assesses the diversity of the Board as part of its annual self-assessment process. The Committee will consider nominees for directors recommended by stockholders and will use the same criteria to evaluate candidates proposed by stockholders.

The Board has determined that all of the members of the Committee are independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines by the Board.

The charter for the Committee can be found on the Company’s website at http://ir.nisource.com/governance.cfm and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary.

For information on how to nominate a person for election as a director at the 2012 Annual Meeting, please see the discussion under the heading “Stockholder Proposals and Nominations for 2012 Annual Meeting.”

Environmental, Safety and Sustainability Committee

The Environmental, Safety and Sustainability Committee met four times during 2010. This Committee reviews the results of environmental compliance of the Company and considers environmental public policy issues as well as health and safety issues affecting the Company. The charter for the Committee can be found on the Company’s website at http://ir.nisource.com/governance.cfm and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary.

Finance Committee

The Finance Committee met five times during 2010. This Committee is responsible for overseeing and monitoring the financial plans of the Company, capital structure and financial risk. The charter for the Committee can be found on the Company’s website at http://ir.nisource.com/governance.cfm and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary.

Officer Nomination and Compensation Committee

The Officer Nomination and Compensation Committee met seven times in 2010. The charter for the Committee can be found on the Company’s website at http://ir.nisource.com/governance.cfm and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary. Pursuant to the charter, this Committee advises the Board with respect to nomination, evaluation, compensation and benefits of the Company’s executives. In that regard, the Committee:

•	approves the CEO’s compensation based on the Corporate Governance Committee’s report on its evaluation of the CEO’s performance;

•	approves the compensation of the CEO’s direct executive reports;

•	makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans;

•	reviews and approves periodically a general compensation policy for other officers of the Company and officers of its principal affiliates;

•	recommends Company officer candidates for election by the Board;

•	oversees the evaluation of management; and

•	produces the Officer Nomination and Compensation Committee Report on Executive Compensation included in this proxy statement.

All of the directors serving on the Committee are (i) independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines, (ii) “non-employee directors” as defined under the Rule 16b-3 of the Securities Exchange Act of 1934, and (iii) “outside directors” as defined by Section 162(m) of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks.

DIRECTOR COMPENSATION

Director Compensation.  The Company uses a combination of cash and stock-based awards to attract and retain highly qualified candidates to serve on the Board. Only non-employee directors receive director compensation, therefore, since Mr. Skaggs is an employee of the Company, he does not receive compensation for his service as a Board member.

The Company currently pays each director who is not receiving a salary from the Company an annual retainer of $165,000, consisting of $82,500 in cash and an award of restricted stock units valued at $82,500 at the time of the award. The cash retainer and the restricted stock units are paid and granted in arrears in four equal installments on the last business day of each calendar quarter. The number of restricted stock units issued each quarter is determined by dividing the value of the grant by the closing price of the Company’s common stock on the last business day of the relevant quarter. Until May 10, 2010, restricted stock units were granted to the directors under the Company’s Non-employee Director Stock Incentive Plan. Beginning May 10, 2010, restricted stock units are granted to directors under the 2010 Omnibus Incentive Plan that was approved by the stockholders at last year’s annual meeting of stockholders.

The Board also provides additional compensation to those directors who take on additional responsibilities and serve as the chair of a Board committee. The annual committee chair fees are: Audit Committee $20,000; Officer Nomination & Compensation Committee $20,000 and the Environmental Safety & Sustainability Committee $15,000. In August 2010, the Board increased the annual committee fee for the Finance Committee from $15,000 to $20,000. The chairman of the Board, who also serves as the chair of the Corporate Governance Committee, receives additional annual compensation of $135,000 per year. Fees paid to the chairman of the Board and the committee chairs are paid in cash in four equal installments in arrears. Fees are also prorated based on when Board and committee service begins or ends.

2010 Omnibus Incentive Plan.  In May 2010, the stockholders approved the 2010 Omnibus Incentive Plan. This plan allows awards to non-employee directors to consist of incentive and non-qualified stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards. Terms and conditions of awards to non-employee directors are determined by the Board of directors prior to grant. Since May 10, 2010, awards to directors have been made from the 2010 Omnibus Incentive Plan. Non-employee Directors have received awards of restricted stock units as part of the annual retainer. These restricted stock units vest immediately but are not distributed until the director terminates or retires from the Board. With respect to restricted stock units, additional restricted stock units are credited to each non-employee director to reflect dividends paid to stockholders of the Company with respect to common stock. The restricted stock units have no voting or other stock ownership rights and are payable in shares of the Company’s common stock upon the directors’ termination of service from the Board.

Non-employee Director Stock Incentive Plan.  With the approval by the stockholders of the 2010 Omnibus Incentive Plan, the Company has taken action to freeze the award of any new awards under the Non-employee Director Stock Incentive Plan. The plan provided for awards to non-employee directors to consist of restricted stock, non-qualified stock options and restricted stock units. There are currently no outstanding grants of restricted stock or non-qualified stock options under the plan. The directors received grants of restricted stock units as part of the annual retainer. These restricted stock units vested immediately, but will not be distributed until the director terminates or retires from the Board. With respect to restricted stock units, additional restricted stock units are credited to each non-employee director to reflect dividends paid to stockholders of the Company with respect to common stock. The restricted stock units have no voting or other stock ownership rights and are payable in shares of the Company’s common stock upon the directors’ termination of service from the Board. Restricted stock units granted between January 1, 2004 and May 10, 2010 will be paid in shares of Company stock six months after the date of termination from the Board.

Director Stock Ownership.  The Board maintains stock ownership requirements for its directors that are included in the Corporate Governance Guidelines. Within five years of becoming a non-employee director or adoption of these ownership requirements in 2008, whichever is later, each non-employee director is required to hold an amount of Company stock equal to or greater than five times the annual cash retainer paid to directors by the Company. Company stock that counts towards satisfaction of this requirement includes shares purchased on the open market, awards of restricted stock or restricted stock units through the Non-employee Director Stock Incentive Plan or 2010 Omnibus Incentive Plan, and shares beneficially owned in a trust or by a spouse or other immediate family member residing in the same household. On January 21, 2011, the Board increased the ownership requirements from four to five times the annual cash retainer paid to directors.

Each director has a significant portion of their compensation directly aligned with long-term stockholder value. During 2010, fifty percent (50%) of the Board’s annual retainer was awarded in restricted stock units. Each unit is equal to one share of common stock and is not distributed to the director until the director leaves the Board.

The table below shows the number of shares of common stock beneficially owned by each director, the number of non-voting restricted stock units that have been awarded, and the combined total as of March 1, 2011.

			Total Number of
			Shares of Common
			Stock and
	Amount and Nature of	Non-Voting Stock	Non-Voting Stock
Name of Beneficial Owner	Beneficial Ownership(1)	Based Units(2)	Units(1)(2)
Richard A. Abdoo	15,000	17,203	32,203

Steven C. Beering	7,437	54,613	62,050

Dennis E. Foster	54,396	46,184	100,580

Michael E. Jesanis	4,000	17,203	21,203

Marty R. Kittrell(3)	8,000	22,594	30,594

W. Lee Nutter	60,000	22,594	82,594

Deborah S. Parker	9,637	21,794	31,432

Ian M. Rolland(4)	26,777	51,958	78,735

Richard L. Thompson	5,000	35,392	40,392

Carolyn Y. Woo	4,000	46,528	50,528

(1)	The number of shares owned includes shares held in the Company’s Dividend Reinvestment and Stock Purchase Plan.

(2)	The number includes shares that are beneficially owned and non-voting restricted stock units provided in accordance with the Non-employee Director Stock Incentive Plan and 2010 Omnibus Incentive Plan.

(3)	The number of shares owned by Mr. Kittrell includes 2,000 shares that have been pledged as security in a margin account with a broker.

(4)	The number of shares owned by Mr. Rolland includes 9,277 shares owned by the Ian and Miriam Rolland Foundation over which Mr. Rolland maintains investment control, but of which Mr. Rolland disclaims beneficial ownership.

Director Compensation

The table below sets forth all compensation earned by NiSource’s non-employee directors in 2010. Mr. Skaggs is the Company’s only employee director and does not receive any separate compensation for his service on the Board.

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation	Total
Name	($)(1)	($)(2)	($)	($)
Richard A. Abdoo	82,500	82,500	—	165,000

Steven C. Beering	82,500	82,500	126	165,126

Dennis E. Foster	102,500	82,500	488	185,488

Michael E. Jesanis	82,500	82,500	226	165,226

Marty R. Kittrell	82,500	82,500	1,284	166,284

W. Lee Nutter	102,500	82,500	74	185,074

Deborah S. Parker	82,500	82,500	—	165,000

Ian M. Rolland	217,500	82,500	724	300,724

Richard L. Thompson	101,200	82,500	1,693	185,393

Carolyn Y. Woo	97,500	82,500	—	180,000

(1)	The fees shown include the annual cash retainer fee paid throughout the year to each director and Board and committee chair fees.

(2)	This column shows the aggregate grant date fair value of the restricted stock units based on the average market price of the Company’s common stock at the date of grant.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about those persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock.

	Amount and Nature of	Percent of Class
Name and Address of Beneficial Owner	Beneficial Ownership	Outstanding

T. Rowe Price Associates, Inc.(1)	27,789,556	9.9%
100 East Pratt Street Baltimore, MD 21202-1008

BlackRock, Inc.(2)	22,884,984	8.2%
40 East 52nd Street New York, NY 10022

The Vanguard Group, Inc.(3)	15,209,271	5.4%
100 Vanguard Blvd. Malvern, PA 19355

State Street Corporation(4)	14,132,347	5.1%
One Lincoln Street Boston, MA 02111

(1)	As reported on an amendment to statement on Schedule 13G filed with the SEC on behalf of T. Rowe Price Associates, Inc. on February 14, 2011. These securities are owned by various individual investors to which T. Rowe Price Associates, Inc. serves as investment advisor. T. Rowe Price Associates, Inc. has sole voting power with respect to 6,208,898 and sole dispositive power with respect to 27,752,606 of the shares reported as beneficially owned.

(2)	As reported on an amendment to statement on Schedule 13G filed with the SEC on behalf of BlackRock, Inc. on February 2, 2011. These securities are owned by various individual investors to which BlackRock, Inc. serves as investment advisor. BlackRock has sole voting and sole dispositive power with respect to all the shares reported as beneficially owned.

(3)	As reported on a statement on Schedule 13G filed with the SEC on behalf of The Vanguard Group, Inc., on February 10, 2011. These securities are owned by various individual investors to which The Vanguard Group serves as investment advisor. The Vanguard Group, Inc. has sole voting and shared dispositive power with respect to 347,400 shares and sole dispositive power with respect to 14,861,871 shares reported as beneficially owned.

(4)	As reported on a statement on Schedule 13G filed with the SEC on behalf of State Street Corporation on February 10, 2011. State Street Corporation has shared voting power and shared dispositive power with respect to all of the shares reported as beneficially owned. State Street Corporation expressly disclaims that it is the beneficial owner of these securities.

The following table contains information about the beneficial ownership of the Company’s common stock as of March 1, 2011 for each of the directors, nominees and Named Executive Officers, and for all directors and executive officers as a group.

Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)(2)

Richard A. Abdoo	15,000
Steven C. Beering	7,437
Dennis E. Foster	54,396
Christopher A. Helms	110,052
Carrie J. Hightman	26,136
Michael E. Jesanis	4,000
Marty R. Kittrell(3)	8,000
W. Lee Nutter	60,000
Deborah S. Parker	9,637
Ian M. Rolland(4)	26,777
Robert C. Skaggs, Jr.	489,065
Stephen P. Smith	27,596
Jimmy D. Staton	41,869
Richard L. Thompson	5,000
Carolyn Y. Woo	4,000
All directors and executive officers as a group (18 persons)	965,655

(1)	The number of shares owned includes shares held in the Company’s Dividend Reinvestment and Stock Purchase Plan, shares held in the Company’s Retirement Savings Plan (the “401(k)”), shares held in the Company’s Employee Stock Purchase Plan, and restricted shares awarded under the Company’s 1994 Long-Term Incentive Plan and 2010 Omnibus Incentive Plan (the “Incentive Plan”). The percentages of common stock owned by any director or Named Executive Officer, or all directors and executive officers as a group, does not exceed one percent of the common stock outstanding as of March 1, 2011.

(2)	The totals include shares for which the following individuals have a right to acquire beneficial ownership, within 60 days after March 1, 2011, by exercising stock options granted under the Incentive Plan: Robert C. Skaggs, Jr. — 266,149 shares; Christopher A. Helms — 28,571 shares; and all executive officers as a group — 294,720 shares.

(3)	The number of shares owned by Mr. Kittrell includes 2,000 shares that have been pledged as security in a margin account with a broker.

(4)	The number of shares owned by Mr. Rolland includes 9,277 shares owned by the Ian and Miriam Rolland Foundation over which Mr. Rolland maintains investment control, but for which Mr. Rolland disclaims beneficial ownership.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion & Analysis (“CD&A”) has three parts.

•	Part I describes the Company’s executive compensation philosophy and provides an overview of the compensation program and process that applies to the Company’s senior executives.

•	Part II describes the elements of the Company’s executive compensation program and how the Officer Nomination and Compensation Committee, referred to as the “Committee” throughout the CD&A, determined the compensation paid to each of the Named Executive Officers for the services they provided to the Company in 2010. For 2010, the Company’s Named Executive Officers were: Robert C. Skaggs, Jr., President and Chief Executive Officer; Stephen P. Smith, Executive Vice President & Chief Financial Officer; Christopher A. Helms, Executive Vice President & Group CEO, Gas Transmission and Storage; Jimmy D. Staton, Executive Vice President & Group CEO, Gas Distribution and Northern Indiana Energy; and Carrie J. Hightman, Executive Vice President & Chief Legal Officer.

•	Part III describes the Company’s stock ownership guidelines for senior executives, explains the Company’s determination that its executive compensation program does not create an incentive for excessive risk taking, and describes the Company’s approach to the tax treatment of executive compensation.

Tables that identify compensation levels, stock award histories, retirement income benefit levels and potential severance payments for each Named Executive Officer immediately follow the CD&A.

I. Overview of Executive Compensation Philosophy and Process

The Committee oversees the design, implementation and operation of the Company’s executive compensation programs. It is composed entirely of independent directors to ensure that it can perform its oversight activities effectively and in compliance with prevailing governance standards.

The Company’s executive compensation program is designed to attract and retain highly qualified executives by providing compensation in a manner that is aligned with the Company’s strategic plan to build stockholder value and long-term, sustainable earnings growth. Total compensation opportunities are designed to relate total compensation to corporate performance, while also remaining competitive with the compensation practices of competitors in the energy industry. Total compensation opportunities are defined as the sum of base salary, annual incentives and the grant date value of long-term incentives.

The Committee approves the compensation of the Chief Executive Officer (“CEO”), based on the Corporate Governance Committee’s evaluation of the CEO’s performance. The Committee also makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans and reviews and approves the general compensation policy for other officers of the Company and officers of its principal affiliates. Further, in 2010 the Committee made recommendations to the Board with respect to the specific compensation of the CEO’s direct executive reports, who, along with the CEO, we refer to as the Company’s senior executives.

In 2010, the Committee engaged the services of Exequity, an executive compensation consulting firm, to advise it with respect to executive compensation design, comparative compensation practices, and other compensation matters. The Company paid $83,847 in 2010 to Exequity for these consulting services. Exequity provides no other services to the Company or its affiliates. The Committee meets with the executive compensation consultant in executive session without management present.

In connection with its 2010 compensation decision-making, the Committee reviewed the executive compensation practices reported by Hewitt Associates to be in effect among a group of energy services companies identified by the Committee (the “Comparative Group”). The Comparative Group includes a number of leading gas, electric, combination utility, and natural gas transmission companies. The group composition has remained fairly stable for several years. Until 2010, the Comparative Group was comprised of 27 companies, but the Committee removed Aquila Inc. from the Comparative Group due to its 2008 acquisition by Great Plains Energy. For purposes of supporting 2010 considerations, the Comparative Group included the following companies:

Energy Company Comparative Group

AGL Resources Inc	Nicor Inc.
Allegheny Energy, Inc.	Pepco Holdings, Inc.
Ameren Corporation	PG&E Corporation
American Electric Power Company, Inc.	PNM Resources, Inc.
CenterPoint Energy, Inc.	PPL Corporation
CMS Energy Corporation	Public Service Enterprise Group
Dominion Resources, Inc.	Questar Corporation
DTE Energy Company	SCANA Corporation
Duke Energy Corporation	Sempra Energy
El Paso Corporation	Southern Company
EQT Corporation	TXU Corp.
FirstEnergy Corp.	WGL Holdings, Inc.
Kinder Morgan Energy Partners, L.P.	Williams Companies Inc.

In making its recommendations concerning the various components of executive compensation, the Committee takes into account various factors, including:

•	the attainment of established business and financial goals for the Company;

•	the competitiveness of the Company’s programs, based upon competitive market data; and

•	an executive’s position, level of responsibility and performance, as measured by their individual contribution to the Company’s achievement of its business objectives.

Under the Company’s governance structure, the Corporate Governance Committee has the responsibility to evaluate the CEO’s performance. In making its compensation decisions for the CEO, the Committee therefore places great weight on the Corporate Governance Committee’s evaluation of the CEO’s performance. The Corporate Governance Committee also meets with the CEO and the Senior Vice President, Human Resources, to review the performance of the Company’s other senior executives and to consider the Company’s succession plans for senior executives. Because all of the members of the Committee are also members of the Corporate Governance Committee, each member of the Committee participates in this performance discussion.

For 2010, the Committee considered the performance of senior executives in making its compensation recommendations to the Board. The Committee recommended adjustments to compensation based upon each individual’s contributions to the Company, the achievement of predetermined goals and the performance of the business with respect to which the executive had accountability. The Committee discussed and considered these factors before making compensation recommendations to the Board, which took the final action on these matters. The Board accepted and approved the Committee’s recommendations in 2010.

The Committee concluded that the 2010 compensation provided for each of the Company’s senior executives, including the Named Executive Officers, was consistent with the Company’s compensation philosophy and was reasonable, competitive and appropriate. The Committee’s conclusions, though based in part on subjective factors, were based primarily upon the Committee’s recognition of the performance of each senior executive, including each Named Executive Officer, and the Committee’s determination that the total compensation awarded to each senior executive provided proper incentive to each person to continue their employment and to focus on serving the best interests of the Company and its stockholders.

The Company intends to continue to compensate its executives in accordance with performance. As discussed more fully below, both the 2010 annual incentive opportunity and 80% of the value of the 2010 long-term incentive opportunity for senior executives, including all of the Named Executive Officers, were contingent upon the Company attaining pre-established goals. The Committee believes that the Company’s executive compensation program has been, and will continue to be, successful in providing competitive compensation opportunities sufficient to attract and retain highly qualified executives, while at the same time encouraging the senior executives to strive toward the creation of additional stockholder value.

II. Elements of Compensation

The executive compensation program consists of: base salary; an annual incentive plan; long-term incentive opportunities; benefit programs (including pension, retirement savings, deferred compensation and health and welfare); a limited number of perquisites; and post-termination benefits. When balancing these elements, the Committee takes into account the competitive environment, internal pay comparisons, Company and individual performance and evolving governance practices.

The Committee approves compensation for Robert C. Skaggs, Jr., President and CEO. Prior to August 2010, the Committee made recommendations to the Board with respect to the compensation of the Company’s other senior executive officers, which includes all of the other Named Executive Officers. In August 2010, the charters of the Corporate Governance Committee and the Committee were modified so that, going forward, the Committee is responsible for approving compensation of the Company’s senior executives.

The Committee’s overall compensation philosophy is to provide a competitive total compensation program that reflects the range of compensation paid by similar energy companies and the Company’s annual and long-term performance. The Committee’s intent is to continue to align executive compensation opportunities with Company results measured principally by accomplishments that generate stockholder value.

2010 Base Salary for Named Executive Officers.  The Committee reviews the base salary of the Company’s senior executives, including Named Executive Officers, annually. In so doing, the Committee considers the base salaries paid to similarly situated executives by the companies in the Comparative Group. The Committee determines a reasonable, base salary for the Company’s senior executives based on a combination of factors that includes competitive pay standards, level of responsibility, experience, internal equity considerations, historical compensation, and individual performance and contribution to business objectives.

Effective June 1, 2010, the Committee increased Mr. Skaggs’ annual base salary from $800,000 to $900,000. Base salary adjustments for other exempt employees were also made at that time. In making its decision regarding Mr. Skaggs’ salary adjustment, the Committee reviewed the Company’s underlying business performance in 2009 which, notwithstanding the challenging economic environment, remained strong. Among the Company’s 2009 accomplishments considered by the Committee were:

•	For the year, the Company’s stock increased 40% in value and total stockholder return for the year approached 50%.

•	The Company successfully executed on an aggressive liquidity plan and refinanced more than $2 billion in debt, enabling it to meet its financing requirements through 2011 and materially enhance its credit profile.

•	The Company delivered net operating earnings in line with its outlook — for the third successive year.

•	Cash flow increased in excess of $1 billion.

In addition to these achievements, the Committee also took into consideration that Mr. Skaggs’ base salary was below the 50th percentile of base salaries of CEO’s in the Comparative Group.

With respect to the other Named Executive Officers, the Committee made the following recommendations to the Board.

•	For Mr. Smith — An increase in base salary from $500,000 to $550,000 effective June 1, 2010. The bases for this recommendation were to recognize the successful execution of a comprehensive liquidity plan that included the reduction of planned capital spending and working capital requirements for 2009, the refinancing of more than $2 billion in debt (enabling the Company to address its financing requirements through 2011), maintaining an investment-grade credit rating, and the ongoing execution of a comprehensive restructuring of the finance organization.

•	For Mr. Helms — An increase in base salary from $520,000 to $550,000 effective June 1, 2010. The bases for this recommendation were to recognize Mr. Helms’ leadership of NiSource’s Gas Transmission and Storage (“NGT&S”) business unit, including the business unit’s achievements of its 2009 stretch financial goals, the delivery of more than $55 million in increased net revenues resulting from growth projects, short-term transportation and storage services, and mineral rights leasing, the delivery of key growth projects on-time and on-budget, and the execution of an organizational optimization initiative.

•	For Mr. Staton — An increase in base salary from $440,000 to $550,000 effective June 1, 2010. The bases for this recommendation were to recognize Mr. Staton’s assumption of responsibility for the Northern Indiana Energy (“NIE”) business unit (in addition to the NiSource Gas Distribution (“NGD”) business unit), NGD’s attaining its target earnings goal and exceeding the stretch goal for cash from operations, increasing net revenues by nearly $70 million, delivering on an extensive array of regulatory initiatives, and providing leadership for the NIE strategic planning initiative.

•	For Ms. Hightman — An increase in base salary from $400,000 to $450,000 effective June 1, 2010. The bases for this recommendation were to recognize Ms. Hightman’s ongoing resolution of legacy litigation, her role in advancing the Company’s regulatory initiatives, the successful implementation of the Legal Department’s optimization initiative, and upgrading the Company’s environmental, safety and sustainability efforts.

With respect to these recommendations, the Committee also took into consideration a freeze on executive base salaries that had been in place since 2009. The increases described above were the first for Messrs. Smith and Staton and Ms. Hightman since joining the Company in June 2008, March 2008 and December 2007, respectively. The Board accepted the Committee’s recommendations.

2010 Annual Incentive Plan.  The Committee determines annual incentive ranges for all senior executives under the NiSource Inc. Corporate Incentive Plan (“Incentive Plan”), which is a broad-based plan that extends to most employees within the organization. The purpose of this component is to provide an incentive opportunity for employees based upon the annual performance of the Company and individual contribution to the success of the Company. As in past years, every eligible employee has an incentive level that identifies his or her incentive opportunity at trigger, target and stretch levels of performance. The incentive paid at the trigger performance level is 50% of target, and the incentive paid at the stretch level of performance is 150% of target.

In determining incentive compensation ranges for the Named Executive Officers, the Committee considered benchmark information, input from the compensation consultant, historical payouts and individual performance. For 2010, the Committee determined that existing target incentive opportunities were below market norms for certain Named Executive Officers, and, accordingly, increased the incentive ranges for Mr. Skaggs and Ms. Hightman. Stated as a percentage of base salary, the incentive ranges for the Named Executive Officers in 2010 were:

Robert C. Skaggs, President and Chief Executive Officer	40% to 120% with a target of 80%
Messrs. Smith, Helms, and Staton	32.5% to 97.5% with a target of 65%
Ms. Hightman	30% to 90% with a target of 60%

For the 2010 Incentive Plan, the Committee established corporate financial goals for both earnings and cash flow.

•	The measure of earnings was net operating earnings per share (after accounting for the cost of any incentive payout). Net operating earnings was defined as income from continuing operations determined in accordance with Generally Accepted Accounting Principles (“GAAP”) adjusted for certain items, such as weather, gains and losses on the sale of assets, and certain out-of-period items and reserve adjustments. The Committee uses net operating earnings, a non-GAAP financial measure, for determining financial performance for incentive compensation plans because the Board and management believe this measure better represents the fundamental earnings strength and performance of the Company. NiSource uses net operating earnings internally for budgeting and for reporting to the Board.

•	The cash flow measure, corporate funds from operations, was calculated by taking net income from operations and adding back non-cash items like depreciation. The Committee uses corporate funds from operations as an incentive plan measure because the Board and management believe this measure fairly represents the amount of cash produced by the Company’s operations.

Incentive Plan awards for 2010 also reflected achievement with respect to business unit earnings and cash flow goals for the Company’s three business units. The Committee believes the inclusion of business unit goals in the Incentive Plan improves the line of sight between employees and the incentive measures, thereby enhancing Company performance. The Committee extended to Mr. Skaggs the authority to establish the annual business unit targets for the year. He assigned goals that, if accomplished, were expected to ensure the Company’s attainment of its overall corporate objectives.

The target goals for the Incentive Plan are based upon the financial plan approved by the Board. The financial plan is designed to achieve the Company’s goal of creating sustainable stockholder value by growing earnings, effectively managing the Company’s cash, maintaining the dividend, and sustaining an investment grade credit rating. In addition to approving goals that correspond to target incentive award payouts, the Committee also established trigger and stretch goals that corresponded to the lesser and greater incentive payments made at trigger and stretch performance levels.

For senior executives, including all the Named Executive Officers, Incentive Plan awards are based upon achievement with respect to three corporate measures; net operating earnings per share, corporate funds from operations, and total debt as of December 31, 2010. The Committee assigned goals for these particular measures based upon its determination that their achievement was vital to the Company’s success in increasing stockholder value in 2010. The senior executives’ incentive opportunities are contingent on achievement of these measures, subject to the Committee’s final discretion. In addition, Messrs. Helms’ and Staton’s incentive opportunities are also based upon the respective performance of the business units they lead.

If the Company and, where applicable, the business unit, meet their respective goals, employees in good standing are eligible to receive an incentive in accordance with the plan. As noted above, the Committee retains the discretion to determine the incentives to be paid each Named Executive Officer.

The approved 2010 Incentive Plan performance goals, and the results in relation to them, follow:

Measure	Goals		Results	Percent of Target(1)

NiSource Net Operating Earning per Share	Stretch	$1.20	$1.22	150%
	Target	$1.15
	Trigger	$1.10
NiSource Funds from Operations	Stretch	$1,040M	$1,053M	150%
	Target	$940M
	Trigger	$840M
NiSource Debt as of December 31, 2010	Stretch	$6,838M	$6,901M(2)	129%
	Target	$6,988M
	Trigger	$7,138M
Gas Transmission & Storage Operating Earnings	Stretch	$430M	$394M	0%
	Target	$418M
	Trigger	$406M
Gas Transmission & Storage Cash from Operations	Stretch	$443.9M	$353M	102%
	Target	$349.1M
	Trigger	$289.4M
Gas Distribution Operating Earnings	Stretch	$355M	$348M	132%
	Target	$336M
	Trigger	$320M
Gas Distribution Cash from Operations	Stretch	$574.5M	$508M	131%
	Target	$400M
	Trigger	$296.4M
Northern Indiana Energy Operating Earnings	Stretch	$250M	$253M	150%
	Target	$231M
	Trigger	$213M
Northern Indiana Energy Cash from Operations	Stretch	$388M	$246M	103%
	Target	$237M
	Trigger	$166.9M

(1)	When the result for a particular measure lands between two goals (for example, between the target and stretch goal), then the incentive opportunity is determined by interpolation and is expressed as a percentage of the target opportunity.

(2)	Reflects an adjustment of $176.5 million for the change from Discontinued Operations to Continuing Operations due to a sale not being consummated.

Consistent with the philosophy of paying for performance, Incentive Plan funding levels were based upon the performance of each business unit in relation to its respective goals, which the Committee believes appropriately aligned the employees of the organization with the overall objective of increasing stockholder value. Based upon the strong results displayed above, the Committee approved payouts to the respective units as follows:

•	NGT&S at 76% of target;

•	NGD at 136% of target;

•	NIE at 132% of target; and

•	Corporate Support at 150% of target (this was due to the Company exceeding the stretch goal for both corporate measures).

2010 Incentive Plan Payouts to the Named Executive Officers.  For 2010, the Committee determined that Mr. Skaggs should receive an annual incentive payout in the amount of $1,250,000 — 50% in cash and 50% in restricted stock. Accordingly, the Committee granted Mr. Skaggs 33,476 shares of restricted stock, which had a fair market value of $625,000 as of the date of the grant, January 28, 2011. The service restrictions on these shares lapse January 28, 2014. The total value of $1,250,000 exceeds by $206,000 the arithmetic value of the calculated incentive amount (based upon Mr. Skaggs’ base salary of $900,000, the Company’s performance on the three financial metrics that apply to senior executives and his incentive range). The Committee determined it was appropriate to approve a $625,000 cash award and a $625,000 restricted share grant to Mr. Skaggs to recognize his leadership over the past several years in building the Company and continuing to lead the Company’s strong performance in 2010, including achieving net operating earnings of $1.22 per share in 2010 — an increase of 14% over 2009, and the fourth consecutive year in which the Company delivered earnings within its increased guidance range. The Committee further considered that under Mr. Skaggs’ leadership the Company has maintained its commitment to preserve a stable investment-grade credit rating; maintain its dividend level; and improve employee engagement, safety and system reliability metrics. The Committee determined that providing Mr. Skaggs these payments was consistent with the Company’s philosophy to pay for performance.

Mr. Skaggs made recommendations to the Committee with respect to the award of incentive payouts to the other senior executives, including all of the Named Executive Officers other than himself, for 2010. As noted above, the Company exceeded the stretch goals for net operating earnings per share and for funds from operations, and exceeded the target goal for debt. In making his recommendations, Mr. Skaggs considered the performance of the senior executives in delivering strong stockholder returns in 2010, as well as the respective performances of the business units and corporate functions the executives led. The Committee considered and accepted Mr. Skaggs’ recommendations and approved incentive payouts to the Named Executive Officers as follows:

•	Mr. Smith received an incentive payout of $550,000 based upon his performance and contributions to the Company’s success. His contributions included: outstanding execution of the Company’s financial strategic plan, including a successful forward equity sale; a debt tender offer; stable credit ratings; and continued strengthening of the finance and accounting team.

•	Mr. Helms received an incentive payout of $450,000 based upon his performance and his contributions to the Company’s success. His contributions included: delivering on his business unit’s cash financial target; delivery of key growth projects, on time and under budget; strong management of pipeline integrity and reliability initiatives; and the development and filing of a rate case regarding Columbia Gulf.

•	Mr. Staton received an incentive payout of $550,000 based upon his performance and his individual contributions to the Company’s success. His contributions included: attainment by NGD and NIE of their financial and business targets; settlement of a gas rate case by Northern Indiana Public Service Company (“NIPSCO”); strong improvements in reliability and customer service metrics at NIPSCO; strengthen safety measures at NGD and NIE; achievement of a constructive result in the first NIPSCO electric rate case; preparation and filing of a second NIPSCO electric rate case; and the building of the leadership teams in NGD and NIE.

•	Ms. Hightman received an incentive payout of $400,000 based upon her contributions to the Company’s performance. Her contributions included: playing a key role in the NIPSCO rate cases; strong support of the Board’s ES&S and Governance Committees; successful settlement of a NIPSCO environmental matter; the resolution of legacy litigation; and the strengthening of sustainability efforts and her leadership team.

Long-Term Incentive Plan (LTIP).  The Company’s compensation program includes a long-term incentive component of equity-based compensation. The purpose of this component includes:

•	aligning executive compensation with the long-term strategic plan of the Company;

•	fully aligning the interests of the executives with stockholders; and

•	providing a competitive compensation framework enabling the Company to recruit and retain high performing executive talent.

Under the LTIP, the Committee may award stock options, stock appreciation rights, performance units, restricted stock units, restricted stock awards and contingent stock awards. The Committee considers base salaries of senior executives, prior awards under the LTIP, and the compensation philosophy in establishing long-term incentive awards. The actual compensation value of awards under the LTIP depends largely on meeting performance criteria, stock price appreciation and stockholder return.

Consistent with the Company’s philosophy that the preponderance of its long-term incentive awards should be performance-based, in 2010 80% of the value of the awards to Named Executive Officers was in the form of contingent stock, while 20% was in the form of restricted stock units.

2008 Contingent Stock Grant

In 2008, the Board approved a grant of contingent stock to executives of the Company, including all of the Named Executive Officers (other than Mr. Smith who was not yet an employee of the Company). Vesting of the 2008 contingent stock was subject to two performance conditions, each with a 50% weighting: cumulative net operating earnings per share on the three-year period of 2008 through 2010; and cumulative funds from operations over the same period. The Committee selected these measures as they deemed them to be key drivers to the enhancement of long-term stockholder value. If the target level of performance was exceeded on a particular measure, the executive could receive up to a maximum of 150% of the value of that portion of the grant. The performance measures and results follow:

				% of Award
Performance Measure	Goals		Results	to Vest

Cumulative Net Operating Earnings Per Share 2008-2010	Target	$3.90	$3.56	0%
Cumulative Funds from Operations 2008-2010	Stretch Target	$2,925M $2,800M	$3,311M	150%

Based upon the overall Company’s performance, the contingent stock vested at 75%. The number of contingent stock awards granted to the Named Executive Officers and the number that vested are set forth below:

	2008 Contingent	2008 Contingent
Named Executive Officer	Stock Awards	Stock Vested

Robert C. Skaggs, Jr.	80,046	60,035
Christopher A. Helms	27,635	20,726
Jimmy D. Staton	21,917	16,438
Carrie J. Hightman	21,917	16,438

2009 Contingent Stock Grant

In 2009, the Board approved a grant of contingent stock to executives of the Company, including all of the Named Executive Officers. Vesting of the 2009 contingent stock was subject to three performance goals, each with a one-third weighting, over the two-year period of 2009 through 2010. The measures were cumulative net operating earnings per share, cumulative funds from operations and total debt as of December 31, 2010. The Committee selected these measures as it was their view that they were key drivers to the enhancement of long-term stockholder value. In addition to the performance contingencies, the stock is also subject to an employment restriction through January 31, 2012.

The performance measures and results follow:

				% of Award
Performance Measure	Goals		Results	to Vest

Cumulative Net Operating Earnings Per Share 2009-2010	Stretch Target	$2.23 $2.13	$2.29	150%
Cumulative Funds from Operations 2009-2010	Stretch Target	$2,075M $1,950M	$2,305M	150%
Total Debt as of 12/31/2010	Target	$7.45B	$7.08B	100%

Based upon the Company’s performance, 133% of the contingent stock awards will vest subject to the satisfaction of the continuing employment restrictions. The number of contingent stock awards to the Named Executive Officers and the number that may vest are set forth below:

	2009 Contingent	2009 Contingent
Named Officer	Stock Awards	Stock That May Vest(1)

Robert C. Skaggs, Jr.	203,941	271,242
Stephen P. Smith	48,030	63,880
Christopher A. Helms	55,419	73,707
Jimmy D. Staton	48,030	63,880
Carrie J. Hightman	44,335	58,966

(1)	Subject to employment restriction through January 31, 2012.

2010 Equity Grants

2010 Contingent Stock Grant.  Vesting of the 2010 grant of contingent stock is dependent upon the Company meeting certain performance measures over the three-year period from 2010 through 2012. The performance measures relate to cumulative net operating earnings per share over the three-year period, cumulative funds from operations over the three-year period and total debt as of December 31, 2012. The Committee selected these measures because it was their view that they are key drivers to the enhancement of long-term stockholder value. The target goals are based upon the Company’s financial plan. If the target goal is met, then the executive will receive 100% of the value of that portion of the grant. The Committee also approved trigger and stretch goals for each measure. If the trigger level is not met, then the executive will not receive any value of that portion of the grant. If the target level is exceeded, the executive could receive up to a maximum of 150% of the value of that portion of the grant. When the result for a particular measure lands between two goals (for example, between the target and stretch goal), then the long-term incentive award opportunity is determined by interpolation, and is expressed as a percentage of the target opportunity.

The measures and goals pertaining to the 2010 contingent stock award are:

		Trigger	Target	Stretch
Performance Measure	Weight	(50% Award)	(100% Award)	(150% Award)

Cumulative Net Operating Earnings Per Share for 2010-2012	50%	$3.52	$3.67	≥$3.82
Cumulative Funds from Operations for 2010-2012	25%	$2,528M	$2,828M	≥$3,128M
Total Debt as of December 31, 2012	25%	$7.191B	$7.041B	≤$6.891B

If the executive terminates employment prior to January 31, 2013 due to (1) retirement, having attained age 55 and completed ten years of service, (2) disability or (3) death with 12 or less months remaining in the performance period, the executive will receive a pro rata portion of the contingent stock upon the performance conditions being met. If the executive terminates employment prior to January 31, 2013 due to death with more than 12 months remaining in the performance period, the executive’s beneficiary will receive a pro rata portion of the contingent stock as if the performance conditions had been met. Termination due to any other reason will result in all contingent stock awards being forfeited.

2010 Restricted Stock Unit Grant.  The employment restriction on the 2010 restricted stock units lapses on January 31, 2013. If before January 31, 2013, the executive terminates employment (1) due to retirement, having attained age 55 and completed ten years of service, or (2) due to death or disability, the employment conditions will lapse with respect to a pro rata portion of the restricted stock units on the date of termination. Termination due to any other reason will result in all restricted stock units awarded being forfeited.

In determining the 2010 long-term incentive grants to be awarded to the Named Executive Officers, the Committee considered the Comparative Group information, as well as the performance of the individuals and the desire to further align the interests of management with those of the Company’s stockholders. With respect to Mr. Skaggs, the Committee also considered that Mr. Skaggs’ total compensation remained below the 50th percentile for CEOs in the energy company Comparative Group. The Committee recommended, and the Board authorized, restricted stock units and contingent stock awards to the Named Executive Officers in the following amounts:

	Number of	Number of
	Restricted	Contingent
Name	Stock Awards	Stock Awards

Robert C. Skaggs, Jr.	31,726	126,904
Stephen P. Smith	11,421	45,685
Christopher A. Helms	11,421	45,685
Jimmy D. Staton	11,421	45,685
Carrie J. Hightman	8,566	34,264

Consistent with the philosophy and principles articulated above, the Committee believes that the 2010 stock awards:

•	align the interests of executives with the Company’s stockholders as the ultimate value of the award is dependent upon the value of its stock;

•	support the Company’s philosophy of paying for performance as the contingent stock will not vest unless the Company achieves its performance goals over the measurement period; and

•	provide competitive compensation to recruit and retain executive talent by including a long-term incentive component.

Health and Welfare Benefits.  The Company provides a variety of health and welfare benefits to its employees, including a number of health care plans, vision, dental, long-term disability and life insurance. The Named Executive Officers are eligible to participate in these plans as employees of the Company. The Company also has the following plans.

Defined Contribution Plans.  Under the NiSource Inc. Retirement Savings Plan, the Company’s 401(k) plan that covers most of the Company’s employees (including the Named Executive Officers), Named Executive Officers can defer a portion of their base salary and receive employer contributions that vary according to the terms of the respective pension plans in which they participate. Additionally, a profit sharing contribution of between 0.5% and 1.5% of an employee’s eligible earnings may be made to the account of each eligible employee, including the Named Executive Officers, in the Company’s Retirement Savings Plan (and Savings Restoration Plan if applicable), based on the overall corporate net operating earnings per share measure. For 2010, the Company made a profit sharing contribution of 1.5% of each employee’s eligible earnings, including those of the Named Executive Officers, to the respective employees’ accounts in the Company’s Retirement Savings Plan (and Savings Restoration Plan if applicable).

The Company sponsors the Savings Restoration Plan for NiSource Inc. and Affiliates to provide a supplemental benefit equal to the difference between: (i) the benefit an employee would have received under the Company’s Retirement Savings Plan had such benefit not been limited by sections 415 (a limitation on annual contributions under a defined contribution plan of $49,000 for 2010) and 401(a)(17) (a limitation on annual compensation of $245,000 for 2010) of the Internal Revenue Code, reduced by their deferrals into the Company’s Executive Deferred Compensation Plan, minus (ii) the actual benefit the employee received under the Retirement Savings Plan. All of the Named Executive Officers are eligible to participate in the Savings Restoration Plan.

Executive Deferred Compensation Plan.  The Company sponsors the Executive Deferred Compensation Plan in which employees at certain job levels and other key employees designated by the Committee, including the Named Executive Officers, are eligible to participate. Participants may elect to defer and invest between 5% and 80% of their base compensation and between 5% and 100% of their non-equity incentive payment on a pre-tax basis. Employees designate how their contributions will be invested; the investment options generally are the same as those available under the Company’s 401(k) plan except that there are additional investment options for former Bay State Gas Company Plan participants and transferred Columbia Energy Group Plan accounts. Employee contributions and any earnings thereon are 100% vested.

Pension Plans.  The Company and its affiliates sponsor several qualified pension plans for their respective employees. The plan, in which an employee participates, including each of the Named Executive Officers, differs depending upon the affiliate into which the employee was hired. Pensions are payable from a trust fund, which consists of contributions made by the Company and the earnings of the fund. Over a period of years, the contributions are intended to result in overall actuarial solvency of the trust fund.

Mr. Skaggs participates in the Columbia Energy Group Pension Plan (formerly known as the Retirement Plan of Columbia Energy Group Companies), as he was a participant in this plan at the time of the acquisition of Columbia Energy Group by the Company. Messrs. Smith, Helms and Staton, as well as Ms. Hightman, participate in the NiSource Pension Plan as they were hired into NiSource Corporate Services Company.

Both the Columbia Energy Group Pension Plan and the NiSource Pension Plan provide for a “final average pay” benefit. Both plans also provide for a cash balance feature, whereby an eligible employee will have a benefit consisting of an opening account balance (if they transitioned from a final average pay benefit) plus annual pay and interest credits to the cash balance account. Pay credits equal a percentage of compensation based on the participant’s combined age and service. Interest is credited to the account based on the interest rate on 30-year Treasury securities (unless a minimum interest rate applies as required by law), as determined by the Internal Revenue Service, for the September immediately proceeding the first day of each year, but not less than 4%.

At the time the plans added a cash balance benefit, eligible employees were offered a choice of receiving the final average pay benefit or receiving the cash balance benefit. Participants in the plans prior to October 1, 2005 were eligible to elect to remain in the “final average pay feature” or the original cash balance feature, or to begin participating in the new cash balance feature. Participants hired into exempt employee positions on or after October 1, 2005 and prior to January 1, 2006 automatically participated in the original cash balance feature until January 1, 2006 when they automatically began participating in the new cash balance feature. Participants hired into exempt employee positions on or after January 1, 2006 but before January 1, 2010 automatically participate in the new cash balance feature. The difference between the original cash balance feature and the new cash balance feature is that the pay credits provided under the new cash balance feature are a lower percentage of compensation based upon a participant’s combined age and service. Participants in the new cash balance feature receive an enhanced matching contribution under the Retirement Savings Plan. Employees hired into exempt employee positions on or after January 1, 2010 are not eligible to participate in the Company’s pension plans.

Mr. Skaggs and Mr. Helms were the only Named Executive Officers who were required to make the election described above. Mr. Skaggs elected to continue to receive the final average pay benefit under the Columbia Energy Group Pension Plan. The formula for a retiree’s monthly retirement benefit at age 65 under the Columbia Energy Group Pension Plan is (i) 1.15% of the retiree’s final average compensation that does not exceed 1/2 of the taxable Social Security wage base times years of service up to 30, plus (ii) 1.5% of the retiree’s final average compensation in excess of 1/2 of the taxable Social Security wage base times years of service up to 30, plus (iii) 0.5% of the retiree’s final average compensation times years of service between 30 and 40. Mr. Helms elected to receive the new cash balance benefit.

Effective January 1, 2011, both pension plans were amended to further provide that all eligible exempt employees will participate in the new cash balance feature and will receive the enhanced matching contribution under the Retirement Savings Plan. Mr. Skaggs is the only Named Executive Officer participating in the final average pay benefit (all other Named Executive Officers participate in the cash balance feature). Effective January 1, 2011, Mr. Skaggs will no longer accrue a final average pay benefit. His pension benefit will consist of an opening balance based on the conversion of his final average pay benefit accrued up to January 1, 2011, plus annual pay and interest credits to his cash balance account thereafter.

The Company also sponsors the Pension Restoration Plan for NiSource Inc. and Affiliates. The Pension Restoration Plan is a non-qualified defined benefit plan. The plan includes employees of the Company and its affiliates (including all of the Named Executive Officers) whose benefits under the applicable tax-qualified pension plan are limited by sections 415 and 401(a)(17) of the Internal Revenue Code. The Pension Restoration Plan provides for a supplemental retirement benefit equal to the difference between (i) the benefit a participant would have received under the qualified pension plan had such benefit not been limited by section 401(a)(17) of the Internal Revenue Code and reduced by deferrals into the Company’s Executive Deferred Compensation Plan, minus (ii) the actual benefit received under the qualified pension plan.

Perquisites.  Perquisites are not a principal element of the Company’s executive compensation program. Perquisites are limited in number and modest in value when compared to its principal elements of compensation. They are intended to assist executive officers in the performance of their duties on behalf of the Company or otherwise to provide benefits that have a combined personal and business purpose.

The Committee regularly reviews the types and costs of perquisites provided to its Named Executive Officers to be assured that the perquisites are in line with the Company’s compensation philosophy. During 2010, the only perquisites offered by the Company to all of its Named Executive Officers were financial planning and tax advisory services. The Company did not reimburse the Named Executive Officers for the payment of personal income taxes in connection with this benefit.

From time to time, the Company provides benefits in the form of relocation services and the payment of relocation expenses, when an officer relocates at the Company’s request or as a result of a job transfer, and may also allow limited personal use of Company aircraft or limited spousal travel in conjunction with attending Company events. None of these benefits were provided during 2010.

Post-Termination Benefits.  The Company maintains an executive severance policy, Change-in-Control Agreements with the Named Executive Officers and letter agreements with Messrs. Helms, Smith and Staton regarding payments to be made in connection with the termination of employment of the executive. Mr. Skaggs is also entitled to receive payments for vested phantom stock units that were given to him in February 2001 as an inducement to remain employed with the Company following the Company’s acquisition of Columbia Energy Group. The Company entered into the Change-in-Control Agreements based upon its belief that these agreements are in the best interests of the stockholders to ensure that in the event of extraordinary events, a thoroughly objective judgment is made on any potential corporate transaction so that stockholder value is appropriately, safeguarded and maximized by having these agreements. For further discussion of these agreements see “Compensation of Executive Officers — Potential Payments upon Termination of Employment or a Change-in-Control of the Company” below.

In January 2010, the Committee determined that all new Change-in-Control Agreements entered into between the Company and employees would not include “gross-up” payments to reimburse such employees for individual excise or income taxes incurred with respect to benefits triggered by a Change-in-Control of the Company. The rationale for this change, including the prospective nature of the change, was to reflect best practices with respect to the subject of gross-up payments in the context of Change-in-Control agreements, while still respecting the Company’s contractual and other commitments to existing Named Executive Officers.

III. Stock Ownership Guidelines, Assessment of Risk, and Tax Treatment

Executive Stock Ownership Guidelines

The Company established stock ownership guidelines for its senior executives in 2007 and revised the guidelines in January 2009. Senior executives are generally expected to satisfy their applicable ownership guidelines within five years of becoming subject to the guidelines. The stock ownership requirement for the CEO is shares of the Company’s common stock having a value equal to five times his annual base salary. The other senior executives have a stock ownership guideline of three times their respective annual base salary. At the end of 2010, the Named Executive Officers (other than Mr. Skaggs, who has met the guideline) were determined to be progressing toward their ownership guidelines. Since the revised ownership guidelines have been in effect for less than five years, executives have additional time to comply. Once the senior executive satisfies the guidelines, they must continue to own a sufficient number of shares to remain in compliance with the guidelines. Until such time as the senior executive satisfies the stock ownership guidelines, the senior executive is required to hold 50% of the shares of common stock received upon the lapse of the restrictions on restricted stock units and the vesting of contingent stock.

Assessment of Risk

The Company annually assesses whether its incentive compensation programs are constructed in a manner that might induce participant behaviors that could cause the Company material harm. An assessment was performed in 2010 and concluded that the incentive components of its program for senior executives do not create an incentive for excessive risk taking for the following reasons:

•	The Company’s operations are highly regulated at both the federal and state levels, and therefore, is subject to continuous oversight by independent bodies.

•	The compensation program is evaluated annually for its effectiveness and alignment with the Company’s goals without promoting excessive risk.

•	Senior executive compensation is weighted toward long-term incentives thereby ensuring that senior executives have an ongoing, multi-year focus of attention.

•	The performance goals/measures that are the basis of incentive awards are approved each year by an independent committee of the Board.

•	The long-term incentive equity awards to senior executives generally have three-year vesting periods so that their upside potential and downside risk are aligned with that of our stockholders and promote long-term performance over the vesting period.

•	The senior executive officers are subject to stock ownership guidelines that are independently set by the Board which are intended to ensure senior executives assume financial risk that is coincident with the Company’s stockholders.

Tax Treatment of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that annual compensation in excess of $1,000,000 paid to the CEO or any of the other Named Executive Officers, other than compensation meeting the definition of “performance-based compensation,” will not be deductible by a corporation for federal income tax purposes. The Committee does not anticipate that the limits of Section 162(m) will materially affect the deductibility of compensation paid by the Company in 2010. However, the Committee will continue to review the deductibility of compensation under Section 162(m) and related regulations published by the IRS. The Committee retains the discretion to amend any compensation arrangement to comply with Section 162(m)’s requirements for deductibility in accordance with the terms of such arrangements and what it believes is in the best interest of the Company.

The Committee considers the anticipated tax treatment to the Company when determining executive compensation and routinely seeks to structure its executive compensation program in a way which preserves the deductibility of compensation payments and benefits. It should be noted, however, that there are many factors which are considered by the Committee in determining executive compensation and, similarly, there are many factors which may affect the deductibility of executive compensation. To maintain the flexibility to compensate the Named Executive Officers in a manner designed to promote varying corporate goals, the Committee has not adopted a strict policy that all executive compensation must be deductible under Section 162(m).

In addition, Sections 280G and 4999 of the Internal Revenue Code impose excise taxes on Named Executive Officers, directors who own significant stockholder interests in the Company, and other service providers who receive payments in excess of a threshold level upon a Change-in-Control. Additionally, the Company or its successor could lose a deduction for amounts subject to the additional tax. As discussed under “Potential Payments upon Termination of Employment or a Change-in-Control of the Company” below, it is possible that payments to the Named Executive Officers could be subject to these taxes.

Finally, Section 409A of the Internal Revenue Code imposes additional taxes on Named Executive Officers, directors and other service providers who defer compensation in a manner that does not comply with Section 409A. The Company has reviewed its compensation arrangements to help ensure they comply with applicable Section 409A requirements.

Officer Nomination and Compensation Committee Report

The Officer Nomination and Compensation Committee of the Board of Directors (the “Committee”) has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Committee states that it reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the members of the Officer Nomination and Compensation Committee:

Officer Nomination and Compensation Committee
W. Lee Nutter, Chairman
Richard A. Abdoo
Steven C. Beering
Deborah S. Parker
Carolyn Y. Woo

March 1, 2011

Compensation of Executive Officers

Summary.  The following table summarizes compensation for services to NiSource and its affiliates for 2010 awarded to, earned by or paid to the CEO, Chief Financial Officer and three other most highly compensated executive officers as of December 31, 2010 (collectively these individuals constitute the “Named Officers”).

Summary Compensation Table

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
				Stock	Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
Robert C. Skaggs, Jr.	2010	858,333	206,000	2,063,776	1,044,000	1,521,654	73,600	5,767,363
President and Chief	2009	800,000	—	2,012,215	690,000	575,622	60,540	4,138,377
Executive Officer	2008	791,667	—	1,802,236	—	294,699	60,003	2,948,605

Stephen P. Smith	2010	529,167	525,019	742,949	159,981	63,569	49,334	2,070,019
Executive Vice President and	2009	500,000	559,167	473,896	75,833	42,067	42,251	1,693,214
Chief Financial Officer	2008	291,667	485,000	558,867	—	14,073	12,500	1,362,107

Christopher A. Helms	2010	537,500	100,097	742,949	349,903	69,121	40,313	1,839,883
Executive Vice President and	2009	520,000	83,133	546,801	416,867	55,926	41,812	1,664,539
Group Chief Executive Officer	2008	516,667	7,750	622,195	302,250	49,108	19,582	1,517,552

Jimmy D. Staton	2010	504,167	60,672	742,949	489,328	59,358	44,279	1,900,753
Executive Vice President and	2009	440,000	97,267	473,896	352,733	45,227	39,685	1,448,808
Group Chief Executive Officer	2008	349,206	298,969	493,469	111,031	17,823	31,670	1,302,168

Carrie J. Hightman	2010	429,167	9,175	557,219	390,825	45,804	42,668	1,474,858
Executive Vice President and	2009	400,000	66,667	437,436	233,333	36,544	36,194	1,210,174
Chief Legal Officer	2008	400,000	140,000	493,469	60,000	23,570	39,172	1,156,211

(1)	Compensation deferred at the election of the Named Executive Officer is reported in the category and year in which such compensation was earned.

(2)	For 2010, this column shows amounts paid under the Incentive Plan in excess of the amount described in footnote 4 below. For a description of the payments made, please see “Compensation Discussion and Analysis — 2010 Incentive Plan payouts to the Named Executive Officers.” Pursuant to a letter of agreement entered into with Mr. Smith in conjunction with his employment, Mr. Smith received a bonus of $135,000 in each of 2010, 2009, and 2008 to compensate him for the loss of a portion of his long-term incentive award from his prior employer and was guaranteed an incentive payout of $357,500 in 2010, $325,000 in 2009, and $189,583 in 2008. In 2008, Mr. Smith also received a sign-on bonus of $150,000.

(3)	For a discussion of stock awards granted in 2010, see “Compensation Discussion and Analysis — Long-Term Incentive Plan.” The amounts in this column reflect the aggregate grant date fair value based on the average market price of the Company’s common stock at the date of grant, less the present value of dividends not received during the vesting period. For contingent stock, which is subject to performance conditions, the grant date value in the Summary Compensation Table is based upon the probable outcome of such conditions. The table following shows the value of restricted and contingent stock awards reported in the Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved.

	Maximum Performance	Maximum Performance	Maximum Performance
	Share Potential as	Share Potential as	Share Potential as
	of Grant Date for	of Grant Date for	of Grant Date for
Name	2010 Awards ($)	2009 Awards ($)	2008 Awards ($)
Robert C. Skaggs, Jr.	2,889,287	2,510,239	2,402,981

Stephen P. Smith	1,040,130	591,185	558,867

Christopher A. Helms	1,040,130	682,134	829,595

Jimmy D. Staton	1,040,130	591,185	657,956

Carrie J. Hightman	780,106	545,702	657,956

(4)	For 2010, the Incentive Plan payout opportunity for the Named Executive Officers was based upon overall corporate performance, particularly the measures applicable to senior executives, (See “Compensation Discussion and Analysis — 2010 Annual Incentive Plan”). In addition, for Messrs. Helms and Staton, their incentive opportunity was also based upon business unit performance. Accordingly, for 2010, this column shows the plan formula amount for each of the Named Executive Officers. Any amounts awarded in excess of the respective Named Executive Officers’ plan formula amounts are reflected in the Bonus column. For a description of the 2010 Corporate Incentive Plan, please see “Compensation Discussion and Analysis — 2010 Annual Incentive Plan.” For a description of the payments, made please see “Compensation Discussion and Analysis — 2010 Incentive Plan Payouts to the Named Executive Officers.” As noted above, the Committee granted Mr. Skaggs 33,476 shares of restricted stock, which had a fair market value of $625,000 as of the date of the grant, as part of his incentive payout.

(5)	This column shows the change in actuarial present value of each Named Executive Officer’s accumulated benefits under the Company’s pension plans and pension restoration plan. For a description of these plans and the basis used to develop the actuarial present values, see “Compensation Discussion and Analysis — Elements of Compensation — Pension Plans” and the Pension Benefits Table and accompanying narrative below. No earnings on deferred compensation are shown in this column, since no earnings were above market or preferential.

(6)	The table below provides a breakdown of the amounts shown in the “All Other Compensation” column for each Named Executive Officer in 2010.

		Perquisites(a)	Other Compensation
					Company
				Company	Company
				Match to	Contributions
		Financial		401(k)	and Profit
		Consulting/		Contributions	Contributions
		Tax Return		and Profit	to Savings
		Preparation	Tax	Shares	Restoration
		Services	Reimbursements	Contribution	Plan	Other	Total
Name	Year	($)	(b) ($)	(c) ($)	(d) ($)	(e)	($)
Robert C. Skaggs, Jr.	2010	8,616	609	18,175	46,200	—	73,600

Stephen P. Smith	2010	9,529	117	18,092	21,596	—	49,334

Christopher A. Helms	2010	—	—	18,008	22,305	—	40,313

Jimmy D. Staton	2010	5,815	651	17,883	19,930	—	44,279

Carrie J. Hightman	2010	10,399	—	18,133	14,055	81	42,668

(a)	All perquisites are valued based on the aggregate incremental cost to the Company, as required by the rules of the SEC. The “Compensation Discussion and Analysis — Perquisites” section of this proxy statement contains additional information about the perquisites provided by the Company to its Named Executive Officers.

(b)	This column shows the amount of tax reimbursement associated with income attributable to the Named Executive Officers in connection with certain limited spousal travel to and from the Company’s events. For Mr. Smith, the amount represents reimbursement of FICA tax withheld.

(c)	This column reflects Company matching contributions and profit sharing contributions made on behalf of the Named Executive Officers to the 401(k) Plan. The 401(k) Plan is a defined contribution plan, as described above under “Compensation Discussion and Analysis — Defined Contribution Plans.”

(d)	This column reflects Company matching contributions and profit sharing contributions made on behalf of the Named Officers to the Savings Restoration Plan. The Savings Restoration Plan is a defined contribution plan, as described above under “Compensation Discussion and Analysis — Defined Contribution Plans.”

(e)	This column reflects the amount of taxable compensation associated with income attributed to a company award.

Grants of Plan-Based Awards

No stock options were granted to the Named Executive Officers in 2010.

The following table sets forth information concerning plan-based awards under the NiSource Corporate Incentive Plan and the NiSource Long-Term Incentive Plan to the Named Officers in 2010.

								All Other Stock
		Estimated Future Payouts Under			Estimated Future Payouts Under			Awards:
		Non-Equity Incentive			Equity Incentive			Number	Grant Date Fair Value
		Plan Awards(1)			Plan Awards(2)			of shares of	of Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	stock or units	Option Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)(4)

Robert C. Skaggs, Jr.	03/23/2010	360,000	720,000	1,080,000	63,452	126,904	190,356	31,726	2,063,776

Stephen P. Smith	03/23/2010	357,500	357,500	536,250	22,843	45,685	68,528	11,421	742,949

Christopher A. Helms	03/23/2010	178,750	357,500	536,250	22,843	45,685	68,528	11,421	742,949

Jimmy D. Staton	03/23/2010	178,750	357,500	536,250	22,843	45,685	68,528	11,421	742,949

Carrie J. Hightman	03/23/2010	135,000	270,000	405,000	17,132	34,264	51,396	8,566	557,219

(1)	Payouts under the Incentive Plan were based on performance in 2010, which has now occurred. The information in the “Threshold,” “Target,” and “Maximum” columns reflect potential payouts under the performance targets set for the 2010 Corporate Incentive Plan, as described in the Compensation Discussion and Analysis section under the caption “2010 Annual Incentive Plan.” The amounts actually paid under the Corporate Incentive Plan for 2010 appear in the “Non-Equity Incentive Plan Compensation” and “Bonus” columns of the Summary Compensation Table. For a description of the payments made, please see “Compensation Discussion and Analysis — 2010 Corporate Incentive Plan Payouts to the Named Executive Officers.” The threshold amount for Mr. Smith reflects the guaranteed bonus amount for 2010 that was part of his employment agreement.

(2)	The information in these columns reflects the 2010 contingent stock awards, which are based on performance over the three-year period 2010 through 2013. In order for participants to receive shares, the Company must attain specific financial goals. For a description, please see “Compensation Discussion and Analysis — Long-Term Incentive Plan.” If the target level of performance is met, the individual would receive 100% of the grant designated by the Board. The Committee also set trigger and stretch goals. If the trigger level is not met, then the executive would not receive any value of that portion of the grant. At the trigger level, the executive would receive 50% of the value of that portion of the grant and at the stretch level the executive would receive 150% of the value of that portion of the grant.

(3)	The information in this column reflects the number of restricted stock units granted in 2010. Not included in the total is the restricted stock grant made to Mr. Skaggs in January 2011, see “Compensation Discussion and Analysis — 2010 Incentive Plan Payouts to the Named Executive Officers.”

(4)	The grant date fair value of the stock awards is based on the average market price of the Company’s common stock at the date of grant, less the present value of dividends not received during the vesting period and, in the case of the performance-based awards, the probable outcome of the applicable performance conditions.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information at fiscal year end concerning outstanding grants of equity awards to the Named Executive Officers, including awards of options to purchase common stock and restricted and contingent stock to the Named Executive Officers. No options were granted or exercised in 2010.

	Option Awards			Stock Awards
									Equity
									Incentive
							Equity Incentive		Plan Awards
							Plan Awards:		Market or
							Number of		Payout Value of
	Number of			Number of			Unearned		Unearned
	Securities			Shares or		Market Value of	Shares,		Shares,
	Underlying			Units of		Shares or	Units or		Units or
	Unexercised	Option		Stock That		Units of Stock That	Other Rights		Other Rights
	Options(#)	Exercise	Option	Have Not		Have Not	That Have		That Have
	Exercisable	Price	Expiration	Vested		Vested ($)	Not Vested		Not Vested
Name	(1)	($)	Date	(#)		(6)	(#)		($)(7)
Robert C. Skaggs, Jr.	171,429	22.620	1/3/2015	—		—	—		—
	48,883	21.860	1/1/2014	—		—	—		—
	27,287	19.840	1/1/2013	—		—	—		—
	18,550	21.005	1/25/2012	—		—	—		—
	15,330	25.940	1/1/2011	—		—	—		—
	—	—	—	40,023	(2)	705,205	80,046	(4)	1,410,411
	—	—	—	67,980	(3)	1,197,808	203,941	(5)	3,593,440
	—	—	—	46,685	(8)	822,590
	—	—	—	31,726	(9)	559,012	126,904	(10)	2,236,048

Stephen P. Smith	—	—	—	16,010	(3)	282,096	48,030	(5)	846,289
	—	—	—	11,421	(9)	201,238	45,685	(10)	804,970

Christopher A. Helms	28,571	22.910	4/1/2015	—		—	—		—
	—	—	—	13,817	(2)	243,456	27,635	(4)	486,929
	—	—	—	18,473	(3)	325,494	55,419	(5)	976,483
	—	—	—	11,421	(9)	201,238	45,685	(10)	804,970

Jimmy D. Staton	—	—	—	10,959	(2)	193,098	21,917	(5)	386,178
	—	—	—	16,010	(3)	282,096	48,030	(5)	846,289
	—	—	—	11,421	(9)	201,238	45,685	(10)	804,970

Carrie J. Hightman	—	—	—	10,959	(2)	193,098	21,917	(4)	386,178
	—	—	—	14,778	(3)	260,388	44,335	(5)	781,183
	—	—	—	8,566	(9)	150,933	34,264	(10)	603,732

(1)	All outstanding options held by the Named Executive Officers have vested and are exercisable.

(2)	The awards shown represent restricted stock units granted in 2008. Generally, the restrictions with respect to these awards lapse 3 years from the date of the grant.

(3)	The awards shown represent restricted stock units granted in 2009. Generally, the restrictions with respect to these awards lapse 3 years from the date of the grant.

(4)	The awards shown represent contingent stock granted in 2008. For a description of the contingent stock and restricted stock unit awards and the performance criteria and vesting schedule, please see “Compensation Discussion and Analysis — Long-Term Incentive Plan.”

(5)	The awards shown represent contingent stock granted in 2009. For a description of the contingent stock and restricted stock unit awards and the performance criteria and vesting schedule, please see “Compensation Discussion and Analysis — Long-Term Incentive Plan.”

(6)	This column shows the market value of the unvested restricted stock unit awards held by the Named Executive Officers, based on a price of $17.62 per share (the closing market price of the Company’s common stock on December 31, 2010, as reported by the NYSE).

(7)	This column shows the market value of the unearned and unvested restricted stock awards held by the Named Executive Officers, based on a price of $17.62 per share (the closing market price of the Company’s common stock on December 31, 2010, as reported by the NYSE).

(8)	In lieu of a cash payout under the 2009 Incentive Plan, the Committee granted Mr. Skaggs 46,685 restricted stock units on January 22, 2010.

(9)	The awards shown represent restricted stock units granted in 2010. Generally, the restrictions with respect to these awards lapse 3 years from the date of grant.

(10)	The awards shown represent contingent stock granted in 2010. For a description of the contingent stock and restricted stock unit awards and the performance criteria and vesting schedule, please see “Compensation Discussion and Analysis — Long-Term Incentive Plan.”

Pension Benefits

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)(1)	($)
Robert C. Skaggs, Jr.	Columbia Energy Group Pension Plan	29.5000	1,195,448

	Pension Restoration Plan	29.5000	3,029,686

Stephen P. Smith	NiSource Inc. Pension Plan	2.5833	40,865

	Pension Restoration Plan	2.5833	78,844

Christopher A. Helms	NiSource Inc. Pension Plan	5.7500	73,371

	Pension Restoration Plan	5.7500	172,468

Jimmy D. Staton	NiSource Inc. Pension Plan	2.7500	40,865
	Pension Restoration Plan	2.7500	81,543

Carrie J. Hightman	NiSource Inc. Pension Plan	3.0833	45,261

	Pension Restoration Plan	3.0833	62,324

As discussed above in “Compensation Discussion and Analysis — Pension Plans” the Company’s Named Executive Officers currently participate in different pension plans. Mr. Skaggs participates in the Columbia Energy Group Pension Plan because he was a participant in this plan at the time of the acquisition of Columbia Energy Group by the Company. The remaining Named Officers participate in the NiSource Pension Plan because they were hired into NiSource Corporate Services Company.

Pension Benefit.  As of December 31, 2010, Mr. Skaggs would have received the final average pay benefit under the Columbia Energy Group Pension Plan. Effective January 1, 2011, Mr. Skaggs’ pension benefit along with the benefits of all other exempt employees who had not yet elected to receive the new cash balance feature was converted to the new cash balance feature. (See “Compensation Discussion and Analysis — Pension Plans.”) As part of this conversion, an opening account balance is created equal to the lump sum actuarial equivalent of his accrued final average pay benefit as of December 31, 2010. The lump sum calculation assumes a payment age of 60 and an interest rate based on 30-year Treasury securities as specified in the conversion provisions of the plan document. The present value of accumulated benefit reflects the value of this opening account balance, consistent with the treatment of the other Named Executive Officers who receive a cash balance benefit. In prior years, the present value of accumulated benefit for Mr. Skaggs’ final average pay benefit assumed a payment age of 63 and an interest rate equal to the discount rate used to measure liabilities in the corresponding financial statements. Mr. Skaggs’ opening balance was calculated in the same manner as all exempt employees who had their pension converted as of January 1, 2011.

Compensation means base pay and “banked” vacation (in the year of vacation payout) including any salary reduction contributions made for the employee pursuant to a plan maintained by the Company or an affiliate under Internal Revenue Code Section 125 or 401(k), but excluding any amounts deferred to a non-qualified plan maintained by the Company. In accordance with Internal Revenue Code limits, the maximum compensation taken into account in determining benefits was limited to $245,000 in 2010.

Under the new cash balance benefit (in which all the Named Executive Officers participated as of January 1, 2011), an account is maintained for each participant, which consists of (i) an opening account balance equal to the lump sum actuarial equivalent of the participant’s accrued benefit under the plan as of December 31, 2005 assuming the participant retired at age 60 if applicable, (ii) compensation credits made by the Company as of the end of each calendar year that range from 4%-6% of compensation, plus 1% of compensation above 1/2 of the taxable Social Security wage base, and (iii) interest credits made by the Company as of the end of each calendar year, based on the 30-year Treasury securities rate for the September preceding each such year (subject to a minimum interest rate of 4%). Compensation means base pay, bonuses and “banked” vacation (in the year of vacation payout) including any salary reduction contributions made pursuant to a plan maintained by the Company under Section 125 or 401(k) of the Code, but excluding any amounts deferred to a non-qualified plan maintained by the Company. In accordance with Internal Revenue Code limits, the maximum compensation taken into account in determining benefits was limited to $245,000 in 2010.

The normal form of benefit under the Columbia Energy Group Pension Plan is a single life annuity in the case of an unmarried participant and a 50% joint and survivor pop-up annuity in the case of a married participant. The normal form of benefit under the NiSource Pension Plan is a single life annuity in the case of an unmarried participant, a 50% joint and survivor annuity in the case of a married participant in the final average pay option or the original cash balance feature, and a 50% joint and survivor pop-up annuity in the case of a married participant in the new cash balance feature. Optional forms of payment are available under the pension plans, depending on the participant’s marital status and chosen benefit feature.

Eligibility.  A participant is eligible to receive a benefit under the Columbia Energy Group Pension Plan after completing three years of vesting service. Under the plan, a participant is eligible to receive (i) a normal retirement benefit if the participant’s employment terminates on or after the later of attaining the full social security retirement age or the fifth anniversary of the date he or she became a participant (“normal retirement date”), (ii) an early retirement benefit if the participant’s employment terminates on or after attaining age 60 with five years of credited service or age 55 with ten years of credited service (reduced in either case to reflect commencement), (iii) a delayed retirement benefit if a participant remains an employee after their normal retirement date or (iv) a deferred vested benefit if he or she terminates employment after completing three years of service.

A participant is eligible to receive a benefit under the NiSource Pension Plan after completing three years of vesting service. Under the plan, a nonunion participant is eligible to receive (i) a normal retirement benefit if his or her employment terminates on or after the later of attaining age 65 or the fifth anniversary of the date he or she became a participant, (ii) an early retirement benefit if he or she terminates employment after age 55 with ten years of credited service (reduced to reflect commencement prior to age 65, except for a participant who terminates employment on or after age 60 with 25 years of credited service), (iii) a disability benefit if he or she terminates employment after completing three years of credited service and is disabled due to an injury on the job other than an intentionally self-inflicted injury or (iv) a deferred vested benefit if he or she terminates employment after completing three years of service.

Assumptions.  The assumptions used in calculating the present value of the accumulated benefit are set forth in Note 12 — Pension and Other Postretirement Benefits in the footnotes to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The Company has not granted any extra years of credited service under the plans identified above, other than as noted below under “Potential Payments upon Termination of Employment or a Change-in-Control of the Company.”

Pension Restoration Plan.  For discussion of the Pension Restoration Plan, please see the Compensation Discussion and Analysis.

No plan benefits were paid to any Named Officer in 2010.

Non-qualified Deferred Compensation

		Executive	Registrant		Aggregate
		Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
		Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	Plan Name	($)(4)	($)(5)	($)(6)	($)	($)(7)
Robert C. Skaggs, Jr.	Deferred Compensation Plan(1)	—	—	283,264	—	2,384,285

	Savings Restoration Plan(2)	69,333	46,200	42,913	—	1,414,392

	Phantom Stock Units(3)	—	—	165,451	—	2,977,327

Stephen P. Smith	Savings Restoration Plan(2)	17,333	21,596	3,145	—	125,510

Christopher A. Helms	Savings Restoration Plan(2)	21,125	22,305	3,921	—	152,839

Jimmy D. Staton	Savings Restoration Plan(2)	23,833	19,930	1,325	—	72,231

Carrie J. Hightman	Savings Restoration Plan(2)	13,542	14,055	1,635	—	71,841

(1)	Amounts shown were deferred under the Company’s Deferred Compensation Plan. The Named Executive Officers may elect to defer and invest between 5% and 80% of their base compensation and between 5% and 100% of their bonus on a pre-tax basis. These contributions are fully vested. For a description of the Deferred Compensation Plan, please see “Compensation Discussion and Analysis — Deferred Compensation Plan.”

(2)	Amounts shown were deferred under the Company’s Savings Restoration Plan for NiSource Inc. and Affiliates. For a description of the Savings Restoration Plan, please see “Compensation Discussion and Analysis — Defined Contribution Plans.” All contributions under the Savings Restoration Plan are fully vested.

(3)	For a description of the phantom stock units, see the description provided in footnote 1 to the Potential Payments upon Termination of Employment or Change-in-Control of Company table. All phantom stock units are vested.

(4)	The amount of contributions by each Named Executive Officer and reported in this column is included in each Named Executive Officer’s compensation reported on the Summary Compensation Table, either as Salary, Bonus or Non-Equity Incentive Plan Compensation Earnings.

(5)	The amount of Company contributions for each Named Executive Officer and reported in this column is included in each Named Executive Officer’s compensation reported on the Summary Compensation Table, as All Other Compensation.

(6)	The aggregate earnings in this column are not reported in the Summary Compensation Table, except for dividend equivalents paid on phantom stock units and change in fair value of such units measured over the period, which are reported on the Summary Compensation Table as Stock Awards. For a discussion of investment options under these plans, see “Compensation Discussion and Analysis — Deferred Compensation Plan.”

(7)	The aggregate balance at December 31, 2010, except the phantom stock units, reflects amounts for each Named Executive Officer that would have been previously reported as compensation in the Summary Compensation Table for prior years had he or she been a Named Officer, in those prior years, except for the aggregate earnings on deferred compensation.

Potential Payments upon Termination of Employment or a Change-in-Control of the Company

The Company provides certain benefits to eligible employees upon certain types of termination of employment, including a termination of employment involving a Change-in-Control of the Company. These benefits are in addition to the benefits to which the employees would be entitled upon a termination of employment generally (i.e., (i) vested retirement benefits accrued as of the date of termination, (ii) stock-based awards that are vested as of the date of termination, (iii) the right to continue medical coverage pursuant to COBRA and (iv) severance payments to salaried employees upon an involuntary termination of employment in accordance with the Company’s severance policies). The incremental benefits that pertain to the Named Officers are described below.

NiSource Executive Severance Policy.  The NiSource Executive Severance Policy was established to provide severance pay and other benefits to terminated executive-level employees who satisfy the terms of the policy. An employee is not eligible to receive benefits under the policy if termination of employment results in the employee being eligible for a payment under a Change-in-Control and Termination Agreement.

A participant becomes entitled to receive benefits under the policy only if he or she is terminated for any of the following reasons: (a) the employee’s position is eliminated due to a reduction in force or other restructuring; (b) the employee’s position is required by the Company to relocate more than 50 miles from its current location and results in the employee having a longer commute of at least 20 miles and the employee chooses not to relocate; or (c) the employee is constructively terminated. Constructive termination means (1) the scope of the participant’s position is changed materially or (2) the participant’s base pay is reduced by a material amount or (3) the participant’s opportunity to earn a bonus under a corporate incentive plan of the Company is materially reduced or is eliminated, and, in any such event, the participant chooses not to remain employed in such position.

Under the NiSource Executive Severance Policy, an eligible employee receives severance pay in the amount of 52 weeks of base salary at the rate in effect on the date of termination. The employee also receives: a lump sum payment equivalent to 130% of 52-weeks of COBRA (as defined in the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act of 1974) continuation coverage premiums; and outplacement services.

All of the Named Executive Officers are eligible to receive benefits under the NiSource Executive Severance Policy.

Change-in-Control and Termination Agreements and Employment Agreements.  The Company has Change-in-Control and Termination Agreements with each of the Named Executive Officers. The Company first entered into such an agreement with Mr. Skaggs as of February 1, 2001. The Company entered into a new form of Change-in-Control Agreement with the Named Executive Officers as of November 4, 2008. The Company entered into these agreements based upon its belief that these agreements are in the best interests of the stockholders, to ensure that in the event of extraordinary events, a thoroughly objective judgment is made on any potential corporate transaction, so that stockholder value is appropriately safeguarded and maximized by having these agreements. The November 4, 2008 agreements can be terminated on twenty-four months notice and provide for the payment of specified benefits if the executive terminates employment for Good Reason or is terminated by the Company for any reason other than good cause within twenty-four months following certain Change-in-Control events.

For purposes of the November 4, 2008 Change-in-Control and Termination Agreements:

“Change-in-Control” shall be deemed to take place on the occurrence of any of the following events: (1) the acquisition by an entity, person or group (including all affiliates or associates of such entity, person or group) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of capital stock of the Company entitled to exercise more than 30% of the outstanding voting power of all capital stock of the Company entitled to vote in elections of directors (“Voting Power”); (2) the effective time of: (i) a merger or consolidation of the Company with one or more other corporations unless the holders of the outstanding Voting Power of the Company immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any affiliate or associate thereof) hold at least 50% of the Voting Power of the surviving or resulting corporation (in substantially the same proportion as the Voting Power of the Company immediately prior to such merger or consolidation), or (ii) a transfer of a substantial portion of the property of the Company, other than to an entity of which the Company owns at least 50% of the Voting Power; or (3) the election to the Board of the Company of candidates who were not recommended for election by the Board, if such candidates constitute a majority of those elected in that particular election (for this purpose, recommended directors will not include any candidate who becomes a member of the Board as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board or as a result of any appointment, nomination, or other agreement intended to avoid or settle a contest or solicitation). Notwithstanding the foregoing, a Change-in-Control shall not be deemed to take place by virtue of any transaction in which the executive is a participant in a group effecting an acquisition of the Company and, after such acquisition, the executive holds an equity interest in the acquiring entity.

“Good Cause” shall be deemed to exist if, and only if the Company notifies the executive, in writing, within 60 days of its knowledge that one of the following events occurred: (1) the executive has engaged in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to the Company; or (2) the executive has been convicted of a criminal violation involving fraud or dishonesty.

“Good Reason” shall be deemed to exist if, and only if: (1) there is a significant diminution in the nature or the scope of the executive’s authorities or duties; (2) there is a significant reduction in the executive’s monthly rate of base salary and the executive’s opportunity to earn a bonus under an incentive bonus compensation plan maintained by the Company or the executive’s benefits; or (3) the Company changes by 50 miles or more the principal location at which the executive is required to perform services as of the date of a Change-in-Control.

The agreements provide for a payment of two (three in the case of Mr. Skaggs) times the executive’s current annual base salary and target incentive bonus compensation. The executive will also receive a pro rata portion of the executive’s targeted incentive bonus for the year of termination. The agreements also provide for an increase in the payment made to the executive as necessary to compensate the executive on an after-tax basis for any parachute excise tax imposed on the payment of amounts under the contracts. However, in the event that payments under the agreements do not exceed 110% of the amount that could be paid a particular executive without giving rise to any excise tax, then the executive’s payments would be reduced to avoid the excise tax and no gross-up payment would be made. In January, 2010, the Committee determined that all new Change-in-Control Agreements entered into between the Company and employees from that time forward would not match “gross-up” payments to reimburse such employees for individual excise or income taxes incurred with respect to benefits triggered by a Change-in-Control of the Company.

The agreements provide for the executives to receive 130% of the COBRA continuation premiums due for the two-year period following termination. In the event of a Change-in-Control, all equity awards which have been granted to each of the Named Executive Officers (including the CEO) under the Company’s Long-Term Incentive Plan will immediately vest.

Pursuant to a letter agreement, dated December 13, 2007 between the Company and Mr. Staton, in the event his employment is involuntarily terminated by the Company without cause prior to January 31, 2011, he would receive the greater of (1) any benefits to which he would be entitled under the NiSource Executive Severance Policy or (2) a severance payment equal to his base salary for the balance of months remaining in the period of time between February 2008 and January 2011, a lump sum payment equal to 130% of the COBRA continuation coverage premiums due for the severance period, and a pro-rated incentive payment for the year in which the termination occurs.

Pursuant to a letter agreement, dated May 14, 2008 between the Company and Mr. Smith, if the Company terminates his employment other than for cause or if he terminates his employment for good reason, he is entitled to receive the following severance benefits: (1) a lump sum payment equal to his annual base salary; (2) a lump sum payment equal to his prorated target incentive for the year in which termination occurs; (3) a lump sum payment equal to 130% of COBRA continuation coverage premiums for one year; (4) a payment in the amount of the value of any contingent stock he was granted in 2008 that had not vested as of the date of his termination; (5) any unpaid bonus amount provided for in his agreement (pursuant to his employment agreement, Mr. Smith, as compensation for the loss of a portion of his long term incentive award from his prior employer, is entitled to receive payments of $135,000 on December 31, 2008, December 31, 2009, and December 31, 2010); and (6) reasonable outplacement services.

Potential Payments Upon Termination of Employment.  The table below represents amounts payable for the events described, assuming that such events occurred on December 31, 2010.

		Pro Rata		Long-Term				Excise
		Target		Incentive				Tax &
		Bonus	Equity	Plan	Retirement	Welfare		Tax	Total
	Severance	Payment	Grants	Parachute	Benefit	Benefits	Outplacement	Gross Up	Payment
	($)	($)	($)	($)	($)	($)	($)	($)	($)
Robert C. Skaggs, Jr.
Voluntary Termination	—	—	—	—	—	—	—	—	—
Retirement(1)	—	—	1,871,878	—	—	—	—	—	1,871,878
Disability(1)	—	—	1,871,878	—	—	—	—	—	1,871,878
Death(2)	—	—	2,510,744	—	—	—	—	—	2,510,744
Involuntary Termination(3)	900,000	—	—	—	—	19,065	25,000	—	944,065
Change-in-Control(4)	4,860,000	720,000	6,878,055	3,646,459	—	57,194	25,000	3,866,967	20,053,675
Stephen P. Smith
Voluntary Termination	—	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—	—
Disability(1)	—	—	234,804	—	—	—	—	—	234,804
Death(2)			464,798						464,798
Involuntary Termination	550,000	357,500	—	—	—	19,494	25,000	—	951,994
Change-in-Control(4)	1,815,000	357,500	1,329,623	804,970	—	38,988	25,000	1,221,134	5,592,215
Christopher A. Helms
Voluntary Termination	—	—	—	—	—	—	—	—	—
Retirement(1)	—	—	498,593	—	—	—	—	—	498,593
Disability(1)	—	—	498,593	—	—	—	—	—	498,593
Death(2)	—	—	728,587	—	—	—	—	—	728,587
Involuntary Termination(3)	550,000	—	—	—	—	19,446	25,000	—	594,446
Change-in-Control(4)	1,815,000	357,500	1,746,671	1,291,899	—	38,892	25,000	1,118,779	6,393,741
Jimmy D. Staton
Voluntary Termination	—	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—	—
Disability(1)	—	—	422,387	—	—	—	—	—	422,387
Death(2)	—	—	652,381	—	—	—	—	—	652,381
Involuntary Termination(3)	550,000	357,500	—	—	—	19,128	—	—	926,628
Change-in-Control(4)	1,815,000	357,500	1,522,721	1,191,148	40,865	38,256	25,000	1,405,456	6,395,946
Carrie J. Hightman
Voluntary Termination	—	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—	—
Disability(1)	—	—	394,371	—	—	—	—	—	394,371
Death(2)	—	—	566,871	—	—	—	—	—	566,871
Involuntary Termination(3)	450,000	—	—	—	—	19,446	25,000	—	494,446
Change-in-Control(4)	1,440,000	270,000	1,385,426	989,910	—	38,892	25,000	1,008,864	5,158,092

(1)	Pursuant to the contingent stock and restricted stock and restricted stock unit awards discussed above under “Compensation Disclosure and Analysis — Long-Term Incentive Plan,” certain restrictions would have lapsed in the event of retirement or disability. For Mr. Skaggs, restrictions would have lapsed as to 106,236 units in the event of his retirement or disability. For Mr. Smith, restrictions would have lapsed as to 13,326 units in the event of his disability. For Mr. Helms, restrictions would have lapsed as to 28,297 units in the event of his retirement or disability. For Mr. Staton, restrictions would have lapsed as to 23,972 units in the event of his disability. For Ms. Hightman, restrictions would have lapsed as to 22,382 units in the event of her disability. The value of the equity grants was determined by multiplying the closing price of the Company’s common stock on the NYSE on December 31, 2010 ($17.62) by the number of units for which restrictions would have been deemed to lapse upon the retirement or disability of the executive.

In addition to the amounts discussed above, Mr. Skaggs will receive upon any termination of employment cash in settlement of fully vested phantom stock units that he received, following the acquisition by the Company of Columbia Energy Group, as part of agreements entered into as of February 1, 2001 whereby his rights under a Columbia Energy Group Change-in-Control Agreement were terminated, he accepted employment with the Company, and he agreed to noncompetition and nonsolicitation provisions. In the event of termination of employment on December 31, 2010, Mr. Skaggs would have received the following payment in respect of his phantom stock units, Mr. Skaggs — $2,977,327.

(2)	Pursuant to the contingent stock and restricted stock and restricted stock unit awards discussed above under “Compensation Disclosure and Analysis — Long-Term Incentive Plan,” certain restrictions would have lapsed in the event of death. For Mr. Skaggs, restrictions would have lapsed as to 142,494 units; for Mr. Smith, restrictions would have lapsed as to 26,379; for Mr. Helms, restrictions would have lapsed as to 41,350 units; for Mr. Staton, restrictions would have lapsed as to 37,025; and for Ms. Hightman restrictions would have lapsed as to 32,172 units. The value was determined by multiplying the closing price of the Company’s common stock on the NYSE on December 31, 2010 ($17.62) by the number of units for which restrictions would have been deemed to lapse upon the death of the executive.

(3)	Amounts shown reflect payments to be made upon termination of the Named Executive Officer under the Company’s Executive Severance Policy described above, or pursuant to the terms of the Named Executive Officer’s respective employment agreement.

(4)	Amounts shown reflect payments to be made upon a Change-in-Control of the Company under the Change-in-Control and Termination Agreements described above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2010, Mr. Kittrell was employed as Executive Vice President and Chief Financial Officer of Dresser, Inc., a worldwide leader in providing highly-engineered products for the global energy industry. In February, 2011, General Electric purchased Dresser, Inc. and Mr. Kittrell retired from Dresser. The Company and its affiliates use certain of the products manufactured by Dresser, Inc. in its regular business operations and purchase such products from Dresser, Inc. in the ordinary course of business on standard terms and conditions. In 2010, the Company’s total purchases of products from Dresser, Inc. were approximately $4.7 million, which represented less than 1% of the consolidated gross revenues of Dresser, Inc.

POLICIES AND PROCEDURES WITH RESPECT
TO TRANSACTIONS WITH RELATED PERSONS

The Company’s policies and procedures with respect to the review, approval and ratification of any transactions with related persons are set forth in the Audit Committee Charter and the Code of Business Conduct.

Under its Charter, the Audit Committee is charged with the review of reports and disclosures of insider and affiliated party transactions. Under the Code of Business Conduct, the following situations must be reviewed if they involve a direct or indirect interest of any director, executive officer or an employee (including immediate family members):

•	owning more than a 10% equity interest or a general partner interest in any entity that transacts business with the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;

•	selling anything to the Company or buying anything from the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;

•	consulting for or being employed by a competitor; and

•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member.

Related party transactions requiring review under the Code of Business Conduct are annually reviewed and ratified at the Audit Committee’s March meeting. Directors, Section 16 officers and senior executive officers are expected to raise any potential transactions involving a conflict of interest that relates to them with the Audit Committee so that they may be reviewed in a prompt manner. There are no related party transactions disclosed above under the heading “Certain Relationships and Related Transactions” that have not been reviewed and ratified in accordance with these procedures.

PROPOSAL II — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board appointed Deloitte & Touche LLP, 180 East Broad Street, Columbus, OH 43215, as independent auditors to examine the Company’s accounts for the fiscal year ending December 31, 2011, and the Board of Directors approved the appointment. A representative of Deloitte & Touche LLP will be present at the meeting, will be given an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Board of Directors and its Audit Committee consider Deloitte & Touche LLP well qualified to serve as the Company’s independent registered public accountants. The Audit Committee recommends ratification of such appointment by the stockholders.

Although action by stockholders for this matter is not required, the Board of Directors and the Audit Committee believe that it is appropriate to seek stockholder ratification of this appointment in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent registered public accountants and their level of independence from management. If the proposal is not approved and the appointment of Deloitte & Touche LLP is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is needed to ratify the appointment of Deloitte & Touche LLP. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP. Abstentions will have the same effect as a vote against the proposal. We believe brokers will have discretionary authority to vote on this proposal, so there would be no broker non-votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2011.

PROPOSAL III — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to federal securities laws, the Company is required to submit to stockholders a proposal for a non-binding advisory vote to approve the compensation of the Company’s named executive officers.

The Board of Directors encourages stockholders to carefully review the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis, for a thorough discussion of the Company’s executive compensation program and philosophy. The compensation program is designed to be significantly performance-based and to attract and retain highly qualified individuals who enhance long-term stockholder value by contributing to the Company’s ongoing success. All facets of the compensation program are regularly monitored by the Officer Nomination and Compensation Committee to ensure that the program is well-tailored to fulfill the Company’s compensation philosophy and objectives.

In considering this proposal, stockholders may wish to consider the following factors that demonstrate the Company’s commitment to maintaining a robust compensation program:

•	Compensation is closely tied to both corporate and individual performance;

•	Annual and long-term incentive compensation opportunities are contingent on the Company achieving pre-established goals;

•	Total compensation packages are competitive with those offered by members of the Company’s Comparative Group;

•	Perquisites are appropriately limited in number and modest in dollar value; and

•	The Company’s compensation program does not create incentives for behaviors that create material risk to the Company.

As discussed in the Executive Compensation section of this Proxy Statement, the Officer Nomination and Compensation Committee and the Board of Directors believe that the Company’s executive compensation program fulfills the objectives of its compensation philosophy in a prudent and effective manner.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved on an advisory basis.

As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Officer Nomination and Compensation Committee, although the Committee and the Board will carefully consider the outcome of the vote when evaluating the Company’s compensation program and philosophy.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is needed to approve the advisory vote on the compensation of the Named Executive Officers. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the advisory approval of the compensation of the Company’s Named Executive Officers. Abstentions will have the same effect as a vote against the proposal. We believe brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF THE NAMED OFFICERS.

PROPOSAL IV — ADVISORY VOTE ON FREQUENCY OF THE ADVISORY VOTE ON
EXECUTIVE COMPENSATION

Federal securities laws also require the Company to submit to stockholders an advisory resolution as to whether the stockholder advisory vote on executive compensation should occur annually, every two years or every three years.

The Board of Directors values stockholders’ opinions and believes it would benefit from direct, timely feedback on the Company’s executive compensation program. Accordingly, the Board of Directors recommends that stockholders vote “annually” on the frequency of the stockholder advisory vote on executive compensation.

The following resolution is submitted for an advisory stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders advise the Company to hold a stockholder advisory vote on the approval of the compensation of the Company’s named executive officers:

•	annually,

•	every two years or

•	every three years.

As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Officer Nomination and Compensation Committee. However, the Board will carefully consider the outcome of the vote when determining the frequency of the stockholder advisory vote to approve executive officer compensation.

Vote Required

The option that receives the greatest number of votes cast by the stockholders will be considered the option approved by the stockholders. Proxies submitted without direction pursuant to this solicitation will be voted for the option of “ANNUALLY”. Abstentions will have no effect on the vote. We believe brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ANNUALLY” AS THE FREQUENCY OF THE STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL V — STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER ACTION BY
WRITTEN CONSENT

Mr. Ray T. Chevedden of 5965 S. Citrus Avenue, Los Angeles, California 90043, who beneficially owns at least 200 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting.

Shareholder Action by Written Consent

RESOLVED, Shareholders hereby request that our Board of Directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

This proposal topic also won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate (ALL) and Sprint (S). Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, was concerned that two of our directors were both over 76 years and had tenures of more than 24 years. Thus [sic] included Ian Rolland, Chairman of our Board and Chair of our Nomination Committee, and Steven Beering Chair of our Executive Pay Committee. This may pose succession planning concerns. Additionally, Director Carolyn Woo was flagged for her directorship at Circuit City as it slid into bankruptcy. Ms. Woo was even allowed on each of our most important board committees.

Six of our directors served on no other major boards. This could indicate a significant lack of current transferable director experience. Marty Kittrell attracted our highest negative votes. 90% of our directors were on our Nomination committee so we really did not have a Nomination Committee.

We did not have proxy access or cumulative voting.

Please encourage our board to respond positively to this proposal to enable shareholder action by written consent in order to initiate improved corporate governance and financial performance: Shareholder Action by Written Consent — Yes on Proposal V.

Board of Directors’ Statement in Opposition

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board of Directors and its Corporate Governance Committee have considered this proposal and concluded that it is unnecessary and not in the best interests of our stockholders.

Requiring that stockholder action be taken at a meeting effectively safeguards the broader interests of all stockholders.

The Company’s Certificate of Incorporation provides that stockholder action must be effected at a duly called annual or special meeting and may not be effected by written consent. The communications and processes associated with a stockholder meeting protect the interests of all stockholders by providing every stockholder with an opportunity to discuss concerns with other stockholders and with the Board of Directors and management and allowing all stockholders to vote on any proposals. This proposal, however, would enable a group of stockholders controlling a mere majority of the vote to take action — even significant action, such as electing new directors or agreeing to sell the company — without any input or even a vote from the other stockholders. This action could become effective without your knowledge, much less your consent, and without providing you an opportunity to ask questions, be heard or raise any objection.

The Board believes that it is not in the best interests of the Company and its stockholders to allow a group of majority stockholders to dictate decisions of the Company without a meeting, as it could effectively disenfranchise minority stockholders and not allow for a full discussion of all views.

Multiple stockholder actions by written consent could lead to substantial confusion and disruption.

Permitting stockholder action by written consent could also create substantial confusion and disruption in a publicly-held corporation with over 275 million outstanding shares. Multiple groups of stockholders would be able to solicit written consents at any time and as frequently as they choose on a range of issues, some of which may be duplicative or conflicting. This could lead to a chaotic state of corporate affairs, rather than the orderly stockholder meeting process currently in place.

Our corporate governance policies ensure that the Board is held accountable and provide stockholders with access to the Board and ample opportunity to submit items for approval at annual meetings.

The Board believes that the Company’s highly effective corporate governance policies obviate any need for a group of stockholders to act by written consent.

Over the last several years, the Board has acted to enhance its accountability to the Company’s stockholders through several significant actions, including:

•	Eliminating the classified structure of the Board to allow for annual election of all directors.

•	Adopting a voting standard in uncontested director elections requiring each nominee to receive more votes in favor of election than against, and a resignation requirement for directors who fail to receive the required vote.

•	Amending our Certificate of Incorporation and By-Laws to eliminate all supermajority stockholder voting requirements.

•	Amending our Corporate Governance Guidelines to require stockholder approval for any future “poison pill” prior to or within twelve months after adoption of the poison pill.

•	Amending our bylaws to allow holders of 25% of the outstanding shares of common stock to call a special meeting.

In addition, the Company’s stockholders currently have the right to:

•	Communicate directly with any director, any Board committee or the full Board.

•	Propose director nominees to the Corporate Governance Committee.

•	Submit proposals for presentation at an annual meeting and for inclusion in the Company’s proxy statement for that annual meeting, subject to certain conditions and the rules and regulations of the Securities and Exchange Commission.

The Board believes that the Company’s existing corporate governance policies provide the appropriate balance between ensuring Board accountability to stockholders and enabling the Board to effectively oversee the Company’s business and affairs for the long-term benefit of all stockholders. In addition, these policies provide stockholders with meaningful access to Board members and ample opportunities to bring matters before the stockholders on an annual basis.

For the reasons set forth above we recommend that you vote against this proposal.

Vote Required

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote. Proxies submitted without direction pursuant to this solicitation will be voted AGAINST the stockholder proposal. Abstentions will have the same effect as a vote against the proposal. We believe brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes.

The Board believes that this proposal is not in your best interests. THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

AUDIT COMMITTEE REPORT

The Company’s Audit Committee consists of Messrs. Foster, Jesanis, Kittrell, Rolland and Thompson and Drs. Beering and Woo. Each of the members of the Audit Committee is independent as defined under the applicable NYSE rules and meets the additional independence standard set forth by the Board of Directors. Each of the members of the Audit Committee also is “financially literate” for purposes of applicable NYSE rules. The Board of Directors, after substantial deliberation and a careful review of the Securities and Exchange Commission rules, has designated Dennis E. Foster, the Chairman of the Audit Committee as the “audit committee financial expert.”

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and has discussed with Deloitte & Touche LLP, the Company’s independent registered public accountants, the matters required to be discussed by PCAOB Standard, “Communications with Audit Committees” (AU 380, as amended; SEC regulation S-X Rule 2-07; Auditing Standard No. 5 and the NYSE Corporate Governance Rules). The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees concerning independence,” and has discussed with Deloitte & Touche LLP its independence. The Audit Committee has considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company is compatible with maintaining Deloitte & Touche LLP’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Upon recommendation of the Audit Committee, the Company has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011.

Audit Committee

Dennis E. Foster, Chairman
Steven C. Beering
Michael E. Jesanis
Marty R. Kittrell
Ian M. Rolland
Richard L. Thompson
Carolyn Y. Woo

February 25, 2011

INDEPENDENT AUDITOR FEES

The following table represents the aggregate fees for professional audit services rendered by Deloitte & Touche LLP, the Company’s independent auditors, for the audit of the Company’s annual financial statements for the years ended December 31, 2009 and 2010, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2009	2010

Audit Fees(1)	$5,978,440	$5,214,000
Audit-Related Fees(2)	392,265	981,794
Tax Fees(3)	80,583	475,897
All Other Fees(4)	0	30,576

(1)	Audit Fees — These are fees for professional services performed by Deloitte & Touche LLP for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — These are fees for the assurance and related services performed by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	Tax Fees — These are fees for professional services performed by Deloitte & Touche LLP with respect to tax compliance, tax advice and tax planning.

(4)	All Other Fees — These are fees for permissible work performed by Deloitte that does not meet the above categories.

Pre-Approval Policies and Procedures.  During fiscal year 2010, the Audit Committee approved all audit, audit related and non-audit services provided to the Company by Deloitte & Touche LLP prior to management engaging the auditor for those purposes. The Audit Committee’s current practice is to consider for pre-approval annually all audit, audit related and non-audit services proposed to be provided by our independent auditors for the fiscal year. Additional fees for other proposed audit-related or non-audit services which have been properly presented to the Pre-Approval Subcommittee of the Audit Committee (consisting of Dennis E. Foster) by the Vice President, Controller and Chief Accounting Officer of the Company (not within the scope of the approved audit engagement) may be considered and, if appropriate, approved by the Pre-Approval Subcommittee of the Audit Committee, subject to later ratification by the full Audit Committee. In no event, however, will (i) any non-audit related service be presented or approved that would result in the independent auditor no longer being considered independent under the applicable Securities and Exchange Commission rules or (ii) any service be presented or approved by the Pre-Approval Subcommittee the fees for which are estimated to exceed $100,000. In making its recommendation to appoint Deloitte & Touche LLP as the Company’s independent auditor, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte & Touche LLP is compatible with maintaining that firm’s independence.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information for all equity compensation plans and individual compensation arrangements (whether with employees or non-employees, such as directors), in effect as of December 31, 2010.

Number of
Securities
Remaining Available
for
	Number of		Future Issuance
	Securities to		Under
	be Issued Upon	Weighted-Average	Equity
	Exercise	Exercise Price of	Compensation
	of Outstanding	Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in
	Rights	Rights	Column
Plan Category	(a)	(2)(b)	(a)(c)

Equity compensation plans approved by security holders(1)	7,052,562	22.51	8,241,655
Equity compensation plans not approved by security holders	0	0	0
Total	7,052,562	22.51	8,241,655

(1)	Stockholder Approved Plans. This Plan category includes the following plans: the 1994 Long Term Incentive Plan, as approved by the stockholders on May 10, 2005 (no shares remain available for future issuance under the plan), the Non-employee Director Stock Incentive Plan, as approved by the stockholders on May 20, 2003 (no shares remain available for future issuance under the plan), the 2010 Omnibus Incentive Plan as approved by the stockholders on May 11, 2010 (8,076,721 shares remain available for issuance under the plan), and the NiSource Inc. Employee Stock Purchase Plan, last approved by the stockholders on May 10, 2005 (164,934 shares remain available for purchase under the plan).

(2)	In calculating the weighted-average exercise price of outstanding options, warrants and rights shown in column (b), restricted stock units and contingent stock which can convert into shares of common stock upon maturity have been excluded. Restricted stock units and contingent stock are payable at no cost to the grantee on a one-for-one basis.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2012 ANNUAL MEETING

Any holder of common stock who wishes to bring any business before the 2012 Annual Meeting must file a notice of the holder’s intent to do so no earlier than January 9, 2012, and no later than February 7, 2012. The notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. Any holder of common stock who wishes to submit a proposal to be included in the Company’s proxy materials in connection with the 2012 annual meeting must submit the proposal to the Corporate Secretary of the Company no earlier than November 3, 2011 and no later than December 5, 2011. The holder submitting the proposal must have owned common stock having a market value of at least $2,000 for at least one year prior to submitting the proposal and represent to the Company that the holder intends to hold those shares of common stock through the date of the 2012 Annual Meeting.

Any holder of common stock who wishes to nominate a director at the 2012 Annual Meeting must file a notice of the nomination no earlier than January 9, 2012, and no later than February 7, 2012. The Company’s by-laws require that a notice to nominate an individual as a director must include the name of each nominee proposed, the number and class of shares of each class of stock of the Company beneficially owned by the nominee, such other information concerning the nominee as would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of the nominee, the nominee’s signed consent to serve as a director of the Company if elected, the nominating stockholder’s name and address, and the number and class of shares of each class of stock beneficially owned by the nominating stockholder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of the Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company believes that all of its directors, officers and beneficial owners of more than 10% of its common stock filed all such reports on a timely basis during 2010.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Attention is directed to the financial statements contained in the Company’s Annual Report for the year ended December 31, 2010. A copy of the Annual Report has been sent, or is concurrently being sent, to all stockholders of record as of March 15, 2011. These statements and other reports filed with the SEC are available through the Company website at www.nisource.com/financials.cfm.

AVAILABILITY OF FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2010, including the financial statements and the financial statement schedules, but without exhibits, is contained within the Company’s Annual Report which has been sent, or is concurrently being sent, to you and will be provided without charge to any stockholder or beneficial owner of the Company’s shares upon written request to Gary W. Pottorff, Corporate Secretary, NiSource Inc., 801 E. 86th Avenue, Merrillville, Indiana 46410 and is also available at the Company’s website at www.nisource.com/annuals.cfm.

OTHER BUSINESS

The Board of Directors does not intend to bring any other matters before the Annual Meeting and does not know of any matters that will be brought before the meeting by others. If any matters properly come before the meeting it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment on such matters.

Please vote your shares by telephone, through the Internet or by promptly marking, dating, signing and returning the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Gary W. Pottorff
Corporate Secretary

Dated: April 1, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

INTERNET
http://www.proxyvoting.com/ni
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

     94619
▼  FOLD AND DETACH HERE  ▼
The Board of Directors recommends a vote “FOR” Proposals I, II, III, “ANNUALLY” for Proposal IV, and “AGAINST” Proposal V.

Proposal I – To elect ten directors to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed.	Please mark your votes as indicated in this example	☒

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1.1	Richard A. Abdoo	☐	☐	☐	1.6	Deborah S. Parker	☐	☐	☐	Proposal II – To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants.	☐	☐	☐

1.2	Steven C. Beering	☐	☐	☐	1.7	Ian M. Rolland	☐	☐	☐	Proposal III – To consider an advisory vote on executive compensation.	☐	☐	☐

1.3	Michael E. Jesanis	☐	☐	☐	1.8	Robert C. Skaggs, Jr.	☐	☐	☐	Annually	Every 2 Years	Every 3 Years	Abstain

1.4	Marty R. Kittrell	☐	☐	☐	1.9	Richard L. Thompson	☐	☐	☐	Proposal IV – To consider an advisory vote on the frequency of the advisory vote on executive compensation. ☐	☐	☐	☐

1.5	W. Lee Nutter	☐	☐	☐	1.10	Carolyn Y. Woo	☐	☐	☐		FOR	AGAINST	ABSTAIN

										Proposal V – To consider a stockholder proposal regarding stockholder action by written consent.	☐	☐	☐

											Attending the Meeting	☐	YES

											Mark Here for Address Change or Comments SEE REVERSE		☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your NiSource Inc. account online.
Access your NiSource Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for NiSource Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://ir.nisource.com/annuals.cfm
▼  FOLD AND DETACH HERE  ▼
This Proxy is Solicited on Behalf of the Board of Directors of NiSource Inc.
for its Annual Meeting of Stockholders, to be held on May 10, 2011.
     The undersigned hereby appoints Robert C. Skaggs, Jr. and Stephen P. Smith, or either of them, the proxies of the undersigned, with all power of substitution, for and in the name of the undersigned to represent and vote the shares of common stock of the undersigned at the Annual Meeting of Stockholders of the Company, to be held at The Hilton Rosemont Chicago O’Hare, 5550 N. River Road, Rosemont, IL 60018, on Tuesday, May 10, 2011, at 10:00 a.m., local time, and at the adjournment or adjournments thereof.
     Unless otherwise marked, this proxy will be voted: “FOR” the nominees listed in Proposal I, “FOR” ratification of the Independent Registered Public Accountants in Proposal II, “FOR” advisory approval of the compensation of the company’s named executive officers in Proposal III, for “ANNUALLY” as the frequency of the advisory vote on executive compensation in Proposal IV and “AGAINST” the stockholder proposal to permit action by written consent of stockholders in Proposal V.
     The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting and hereby revokes any proxy or proxies previously given. The undersigned stockholder may revoke this proxy at any time before it is voted by filing with the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, by voting by telephone or through the Internet, or by attending the Annual Meeting and Voting in person.
     PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET, OR BY MARKING, SIGNING, DATING AND MAILING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	94619